As filed with the Securities and Exchange Commission on January 22, 2007

Registration No. 33-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIRTRA SYSTEMS, INC.

(NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

TEXAS	334310	93-1207631
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(IRS employer identification number)

2500 CityWest Boulevard, Suite 300

Houston, Texas 77042

(832) 242-1100

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING

AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

2500 CityWest Boulevard, Suite 300

Houston, Texas 77042

(832) 242-1100

(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

J. David Rogers

2500 CityWest Boulevard, Suite 700

Houston, Texas 77042

(281)-493-3849

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING

AREA CODE, OF AGENT FOR SERVICE)

COPIES TO:

DAVID C. THOMAS, ESQ.

Pryor, Cashman, Sherman, & Flynn LLP

410 Park Avenue, 10th floor

New York, New York 10022

(212) 421-4100

(212) 798-6925 fax

COUNSEL TO ISSUER

Approximate date of commencement of proposed sale to public: as soon as practicable after the registration statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   [X]

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SECURITY (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $.005 Par Value (2)	18,500,000	$0.04	$740,000	$79.18
Common Stock, $.005 Par Value (3)	15,583,741	$0.04	$623,350	$66.70
Total	34,083,741			$145.88

(1) All shares are to be offered by selling shareholders from time to time at fluctuating market prices.  The registration fee for these shares is calculated in accordance with Rule 457(c).  Except as otherwise noted, the maximum offering price is based upon $0.04 per share, which was the average of the bid and ask prices for our common stock as reported on the OTC Bulletin Board on January 15, 2007, rounded to two decimal places.

(2) Consists of up to 18,500,000 shares which may be issued to holders of our convertible subordinated debentures issued on February 25, 2005.

(3) Consists of 15,583,741shares to be sold by shareholders who acquired the shares in earlier private placement transactions.

In accordance with Rule 416 promulgated under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares of common stock as may become issuable upon stock splits, stock dividends, or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

VirTra Systems, Inc.

2500 CityWest Boulevard, Suite 300,

Houston, Texas 77042

(832) 242-1100

34,083,741 Shares of Common Stock

The selling price of the shares will be determined by market factors at the time of their sale by the selling shareholders.

This prospectus relates to the sale by the selling shareholders of up to 34,083,741 shares of common stock. The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions.  Of the shares offered,

•

15,583,741 shares are presently outstanding; and

•

up to 18,500,000 shares are issuable to Dutchess Private Equities Fund Ltd., as holder of our convertible subordinated debenture issued on August 1, 2005.

We will receive no proceeds from the sale of.the shares by the selling shareholders.

Our common stock is quoted on the OTC Electronic Bulletin Board under the symbol “VTSI.”  On January 15, 2007, the last reported sale price of the common stock on the OTC Bulletin Board was $0.04 per share.

Investing in the common stock involves a high degree of risk. The opinion of our independent auditor for the year ended December 31, 2005 expressed substantial doubt as to our ability to continue as a going concern.   You should not invest in the common stock unless you can afford to lose your entire investment.  See "Risk Factors" on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 22, 2007.

Please read this prospectus carefully. It describes our company, finances, products, and services.  Federal and state securities laws require us to include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision.  We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Some of the statements contained in this prospectus, including statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," are forward-looking and may involve a number of risks and uncertainties.  Actual results and future events may differ significantly based upon a number of factors, including:

•

we have had significant operating losses since starting business and we expect to continue losing money for some time;

•

we expect competition from companies that are much larger and better financed than we are;

•

we cannot be sure our products will be accepted in the marketplace; and

•

we are in default under several of our equipment lease financing agreements, and are subject to an IRS tax lien for unpaid payroll taxes.

Dutchess Private Equities Fund Ltd. is the successor to Dutchess Private Equity Fund, L.P. and Dutchess Private Equity Fund II, L.P., the entities to which we originally issued our convertible debentures. In this prospectus, we refer to VirTra Systems, Inc. as "we" or "VirTra Systems," and to Dutchess Private Equities Fund Ltd. and its predecessors as "Dutchess.”

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus.  This summary is not complete and does not contain all of the information you should consider before investing in the common stock.  Our revenues for the fiscal year ended December 31, 2005 were $977,358, and our net loss was $1,995,056. Our revenue for the nine months ended September 30, 2006 was $1,255,827, and our loss for that period was $414,133.  As of September 30, 2006, our liquidity position was extremely precarious.  We had current liabilities of $3,536,551 and we had only $390,018 in current assets available to meet those liabilities.

You should read the entire prospectus carefully, including the "Risk Factors" section.

Our Business

Our principal business began in 1993 with the organization of Ferris Productions, Inc.  Ferris designed, developed, distributed, and operated virtual reality products for the entertainment, simulation, promotion, and education markets.  “Virtual reality” is a generic term associated with computer systems that create a real-time visual/audio/haptic (touch and feel) experience.  Virtual reality immerses participants into a three-dimensional real-time synthetic environment generated or controlled by one (or several) computer(s).  In September of 2001, Ferris merged into GameCom, Inc., a publicly held Texas company whose principal business at the time was the development and marketing of an internet-enabled video game system.  Our historic areas of application have included the entertainment/amusement, advertising/promotion, and training/simulation markets.

Our “immersive virtual reality™” devices are computer-based, and allow participants to view and manipulate graphical representations of physical reality.  Stimulating the senses of sight, sound, touch, and smell simultaneously, our virtual reality devices envelop the participant in dynamic filmed or computer-generated imagery, and allow the participant to interact with what he or she sees using simple controls and body motions.

Virtual reality products have traditionally employed head-mounted displays that combine high-resolution miniature image source monitors, wide field-of-view optics, and tracking sensors in a unit small and light enough to be worn on the head.  These products usually surround the participant with dynamic three-dimensional imagery, allowing the user to change perspective on the artificial scenes by simply moving his or her head.  Virtual reality devices have in the past been used primarily in connection with electronic games, as, by surrounding the player with the sights, sounds, and smells he or she would experience in the real world, play is made far more realistic than it would be if merely presented in a two-dimensional flat screen display.

We maintain our corporate office at 2500 CityWest Boulevard, Suite 300, Houston, Texas 77042, and our telephone number is (832) 242-1100.  We also maintain engineering, technical, and production offices, and a demonstration facility, at 1406 West 14th Street, Tempe, Arizona 85281, with a phone number of (480) 968-1488.

The Offering

This prospectus relates to 18,500,000 shares of our common stock that we have reserved for possible issuance to Dutchess as holders of three-year eight percent convertible debentures in the principal amount of $367,606.  It also covers the sale of shares acquired by the other investors identified above as a result of earlier private placement transactions.

The holders of these convertible debentures have the right to convert the debentures, with accrued interest, into shares of our common stock at the lesser of $0.33 or 80 percent of the lowest closing bid price for our common stock during the 15 full trading days prior to the dates the holders give us their notices of conversion

The selling shareholders are:

Shareholder	Number of Shares
Dutchess Private Equities Fund Ltd.	18,500,000
B. Fred Adam	449,640
Robert Adam	449,640
Bernard (Biff) Adam, III	604,320
Albert Braden	250,000
Philip Burns	1,515,152
Donald Fincher	899,280
Pearl Fincher	899,280
Ira Hochroth	576,923
Judy Holt	250,000
Charles Jud	1,500,000
Michael Jud	1,500,000
Michael & Jerlyn Jud	750,000
Gabrielle Lumi	375,000
Arthur & Edith Luskin	303,030
Douglas MacPherson	242,424
Joanne MacPherson	121,212
Tom Meneley	1,798,560
Shelly Meyers	1,500,000
Hall Whitley, III	899,280
Total	34,083,741

Key Facts

Common Stock Offered	Up to 34,083,741shares by selling shareholders. (1)
Offering Price	Prevailing market prices.

Common Stock Outstanding Before This Offering	96,732,599
Risk Factors	The securities offered involve a high degree of risk. See "Risk Factors."
OTC Bulletin Board Common Stock Symbol	“VTSI”

 (1) Includes

•

up to 18,500,000 shares that we may issue to Dutchess as the holder of our convertible subordinated debentures upon conversion of those debentures; and

•

15,583,741 shares that we previously issued to accredited investors and private placement transactions.

Summary Financial Data

The information below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to financial statement included elsewhere in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
	2005	2004	2006	2005
Revenue	$977,358	$1,328,180	$1,255,827	$457,883
Loss from operations	(1,598,487)	(2,352,535)	(636,443)	(1,078,068)
Net income (loss)	(1,995,056)	1,566,091	(414,133)	(1,115,287)
Income (loss) per common share (basic)	(0.03)	0.03	0.00	0.02
Weighted average number of common shares outstanding	62,221,809	51,675,342	88,237,504	61,326,894

Balance Sheet Data:
September 30, 2006
Working capital (deficit)	$(3,138,533)
Total assets	651,415
Total liabilities	3,538,410
Shareholders' equity (deficit)	(2,886,994)

Risk Factors

An investment in the common stock the selling shareholders are offering to resell is risky.  You should be able to bear a complete loss of your investment.  Before purchasing any of the common stock, you should carefully consider the following risk factors, among others.

Risks Related to Our Business

We expect sales of our advertising and promotion virtual reality products to be strongly affected by general business trends. A decline in business activity could reduce our margins and our prospects of becoming profitable

Sales of our applications of virtual reality in the advertising and promotion fields are likely to be closely tied to the general level of business activity in the country, and particularly on the overall willingness of businesses to increase the amount they spend on advertising or promotion.  Historically, in times of economic slowdown businesses have reduced their spending on advertising.  Since custom applications for advertising generally carry a higher profit margin for us than our law enforcement and defense-related products and services, an overall decline in business activity could seriously reduce our margins and our prospects of becoming profitable.

Other companies with more resources and greater name recognition may make competition so intense that the business will not be profitable. Our patents and patent applications offer only limited protection from competition from these other companies.

Although we have received a patent, have an exclusive license on a patent, and have several patent applications pending, covering our most valuable virtual reality technology in the training/simulation market, that patent, the license, and the other patents if issued, will provide only limited protection.  They will not prevent other companies from developing virtual reality products similar to ours using other methods.  If we are successful a number of other companies with far more money and greater name recognition may compete with us.   That competition could exert downward pressure on the price we could charge for our products, making it more difficult for us to become profitable.

Our operating results may fluctuate significantly and may be difficult to predict. Failure to meet the expectations of investors could cause our stock price to decline.

Our operating results will likely fluctuate in the future due to a number of factors, many of which will be outside our control.  These factors include:

•

pricing competition;

•

military and law enforcement budgets and budgeting cycles, which may fluctuate to the effects of a wartime economy;

•

the announcement or introduction of new and/or competing products in our markets; and,

•

the amount and timing of costs relating to expansion of our operations.

Due to these factors, factors discussed elsewhere in this document, or unforeseen factors in some future quarter, our operating results may not meet the expectations of investors, and if this happens, the trading price of the common stock of our company may decline.

The success of our new line of virtual reality training simulators will be affected by political considerations, such as the willingness of governmental agencies to spend additional amounts on our product to train military and law-enforcement personnel. Reductions or slowdowns in funding could reduce our ability to meet our obligations as they come due.

The major application of our new line of training simulators is for situational awareness and firearms training for law enforcement and military personnel.  We have unveiled these simulators only within the past 40 months, and have begun penetrating the market with sales to foreign and domestic law enforcement agencies ($387,004 and $298,500, respectively), the U.S. Air Force ($526,628), the U.S. Army ($365,769), and a classified agency within the U.S. Department of Defense ($455,261).  We have received purchase orders for more contracts, but not all of these contracted sales have yet been booked as accounting revenue, as the income may not have been fully earned. Fourteen  of these  simulator units have been fully installed, forty have been shipped or are awaiting delivery, while others are in various stages of production and contracting.

We currently have other additional legally-binding purchase orders outstanding.  In our business, the concept of "firm orders" is not completely meaningful. Frequently we receive an oral commitment to purchase units subject to the availability of the required funding. When the funding is received by the agency it places a purchase order and we deliver against that purchase order. For example, we have received an oral commitment for a large order from one branch of the military, subject to passage of the supplemental appropriation recently approved by Congress, and funding being available under that appropriation.  Based upon our continuing dialogue with, and oral commitments from, representatives from that branch, we expect purchase orders for that large order in the near future, but, as of the date of this prospectus, we have not received it. We cannot give assurance that interest in these simulators will be long-lived, that funds will be budgeted to acquire more of our products for that purpose, or that we will be selected to supply additional training simulators.  In addition, it is not uncommon for expected contracts for which we have incurred significant marketing costs to be delayed until the required funds have been appropriated.  Delays in funding can severely reduce our ability to meet our obligations as they come due.

We cannot predict our future capital needs and we may not be able to secure additional financing.

We estimate our current "burn rate" -- the amount necessary to sustain our operations -- at approximately $120,000 per month, or $1,440,000 per year. To fully implement our current business plan, we will likely need to raise additional funds within the next 12 months in order to fund the operations of the company.  We expect that the majority of these funds will come from institutional financing calling for advances against the proceeds of purchase order contracts we receive. However, if we are unable to obtain contract financing, we will need to seek financing from other sources.  If we raise funds through other sources, such as convertible preferred stock or debentures you may experience significant dilution of your ownership interest, and these securities may have rights senior to the rights of common shareholders.  If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund continuing operations, develop our products, or take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

Our past inability to pay our debts as they come due may make it difficult or impossible to obtain a bank loan in the absence of security arrangements and/or personal guarantees from management.

Our history of non-payment may make it difficult for us to get future bank financing for our operations on an unsecured basis or without personal guarantees from our officers. While we believe that financing of our expected purchase orders will be available on a secured basis, we cannot give any assurance that this is the case. We may not be able to borrow enough to carry out our business plan if institutional financing is not available.

We expect our stock price to be volatile. As a result, investors could suffer greater market losses in a down market than they might experience with a more stable stock. Volatility in our stock may also increase the risk of having to defend a securities class action, which could be expensive and divert management's attention from managing our business.

The market price of our common shares has been subject to wide fluctuations in response to several factors, such as:

•

actual or anticipated variations in our results of operations;

•

announcements of technological innovations;

•

new services or product introductions by us or our competitors;

•

changes in financial estimates by securities analysts; and

•

conditions and trends in the training/simulation and advertising promotion fields.

•

sales of common stock we have made to finance operations.

The stock markets generally, and the OTC Bulletin Board in particular, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies, and that often have been unrelated or disproportionate to the operating performance of those companies. These market fluctuations, as well as general economic, political, and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of the common stock of the company.  In the past, securities class action litigation has often been brought against companies after periods of volatility in the market price of their securities.  If securities class action litigation is brought against us it could result in substantial costs and a diversion of management's attention and resources, which would hurt our business.

We have had significant operating losses ever since starting business and we might continue losing money for some time.

To date, we have incurred significant losses. At December 31, 2005, our accumulated deficit was $13,748,872 and our stockholders’ deficit was $3,663,169.  At September 30, 2006, our accumulated deficit was $14,163,005 and our stockholders’ deficit was $2,886,994.

For the year ended December 31, 2005, we lost $1,995,056.  For the nine month period ended the September 30, 2006, we had a net loss of $414,133.  These losses were caused primarily by the fact that our level of sales has been low compared to our general and administrative expenses.  In order to become profitable, we will have to increase our revenues substantially.  Based on our current projections, we do not expect to become profitable until promotional/advertising and training/simulation sales reach at least $2,500,000 annually.

We depend heavily on the continued service of our chief executive officer and our president. Loss of the services of either of them could adversely affect our prospects.

We place substantial reliance upon the efforts and abilities of Major General Perry V. Dalby (USA-Retired), our chief executive officer, and on the technical capabilities of Bob Ferris, our president.  The loss of General Dalby or Mr. Ferris' services could have a serious adverse effect on our business, operations, revenues, or prospects.  We have an employment agreement with General Dalby which expires in 2008, and prohibits him from competing with us for a period of two years after the contract terminates. We do not currently have an employment agreement with Mr. Ferris, nor do we maintain any key man insurance on his or General Dalby’s life, and we do not intend to maintain any key man insurance for the immediate future.

We are in default on certain equipment leases and shareholder promissory notes. If these leaseholders and note holders are successful in suing us we may have to curtail our operations, making it difficult to reach a profitable level of operations.

We previously operated virtual reality entertainment centers in a number of theme parks.  We leased some of the equipment needed to operate these entertainment centers from approximately 140 leaseholders.  In October of 2001 we told all of the leaseholders that we were suspending payments on their leases.  Further, we previously had entered into promissory notes with approximately 14 shareholders.  We were successful with a debt-to-equity conversion plan in December of 2004 with the holders of approximately 90% of the combined leaseholders/noteholders converting lease obligation to common stock. However, we remain in default with the remainder -- 19 unconverted leaseholder investments in default as of December 31 2006, representing $257,000 in principal, and $187,065 in accrued interest, and we have a judgment against us from a noteholder, representing an additional $121,386 in principal amount and interest.

We owe the IRS $759,971 in payroll tax liabilities, which could lead to a seizure of our assets by the IRS.

As of September 30, 2006, we had $893,903 accrued for various payroll tax liabilities.  In May 2006, we received notices from the IRS of tax liens that have been filed related to these accrued amounts, and of their intent to levy. A seizure of some of our assets by the IRS could make it difficult or impossible for us to complete some of our existing contracts, resulting in substantial losses. On November 5, 2006, the IRS appropriated $142,750 in receipts due us from a customer, resulting in delays in delivery to other customers.

It is difficult to predict the impact of our proposed marketing efforts. If these efforts are unsuccessful we may not earn enough revenue to become profitable.

Our success will depend on adequate marketing resources.  Our marketing plan includes attending trade shows and making private demonstrations, advertising and promotional materials, advertising campaigns in both print and broadcast media, cooperative marketing arrangements with the advertising industry, and other complimentary training/simulation and advertising/promotion-related operations.  We cannot give any assurance that these marketing efforts will be successful. If they are not, revenues may be insufficient to cover our fixed costs and we may not become profitable.

We do not expect to pay dividends for some time, if at all.

No dividends have been paid on the common stock.  We expect that any income received from operations will be devoted to our future operations and growth.  We do not expect to pay cash dividends in the near future.  Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors.

A majority of our shareholders can elect all of our directors. As a result, investors will have only a limited voice in determining our future.

There is no cumulative voting for the election of our directors.  As a result, the holders of a majority of our outstanding voting stock may elect all of our directors if they choose to do so, and the holders of the remaining shares will not be able to elect any directors.  However, the sales of common stock during 2006 have significantly diluted the ownership held by the officers and directors of the company.

Our business is subject to economic downturns to a greater extent than other companies' businesses might be.

Since we offer products and services that are generally considered discretionary, an economic downturn could have adverse consequences for us.

There is only a limited market for our shares. As a result, investors may find it difficult to sell any significant amounts of our stock.

While there is common stock that is "free trading," there is only a limited and relatively "thin" market for that common stock.  We cannot give any assurance that an active public market will develop or be sustained.  This means you might have difficulty liquidating your investment if that becomes necessary.

We may not have enough funding to complete our business plan.

We expect the major source of our operational funding over the next 36 months will be short-term, non-bank instutition financing based on anticipated large military contracts.  We also intend to require substantial up-front payments in our contracts for delivery of training simulators and custom advertising/promotional virtual reality applications. However, we may need additional financing to fully implement our business plan.  We cannot give any assurance that this additional financing could be obtained on attractive terms, or at all. Lack of funding could force us to curtail substantially or cease our operations.

The market in which we compete is subject to rapid technological change. If we are unable to continue improving our products to meet competitive conditions our revenues may suffer.

Both virtual reality technology, and technologies in the training/simulation and advertising/promotion markets, changes rapidly, and our products and services, as well as the skills of our employees, could become obsolete quickly.  Our success will depend, in part, on our ability to improve our existing products and develop new products that address the increasingly sophisticated and varied needs of our current and prospective customers, and respond to technological advances, emerging industry standards and practices, and competitive service offerings. Failure to continue improving our product lines could lead to lost revenue as customers selected more technologically advanced offerings from our competitors.

Trading in our common stock on the OTC Bulletin Board may be limited.

Our common stock trades on the OTC Bulletin Board.  The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than trading of securities listed on an exchange such as AMEX or Nasdaq Small Cap, we intend to try to list our shares on one of those exchanges in the future but that won’t be possible until we reach a certain size, and that could take several years.. However, we cannot give any assurance that an application for listing on either of such exchanges will be accepted.  As a result, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

Our common stock is subject to penny stock regulations. These regulations could make it more difficult for you to sell shares you acquire in the offering.

Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks.  These regulations generally require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to deliver a disclosure schedule explaining the penny stock market and the risks associated with that market.  These regulations also impose various sales practice requirements on broker-dealers.  The regulations that apply to penny stocks may severely affect the market liquidity for our securities and that could limit your ability to sell your securities in the secondary market.

The exercise of options and warrants could depress our stock price and reduce your percentage of ownership.

In addition to the 750,000 warrants held by Dutchess and the 496,703 contested warrants held by Swartz, our directors and officers hold options to buy our shares, as indicated above.  In the future, we may grant more warrants or options under stock option plans or otherwise.  The exercise or conversion of stock options, warrants, or other convertible securities that are presently outstanding, or that may be granted in the future, will dilute the percentage ownership of our other shareholders.  The "Description of Securities" section of this prospectus provides you with more information about options and warrants to purchase our common stock that will be outstanding after this offering.

Risks Related to This Offering

Future sales by our shareholders may reduce our stock price and make it more difficult for us to raise funds in new stock offerings.

Sales of our common stock in the public market following this offering could lower the market price of our common stock.  Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or even to sell these securities at all.  Of the 96,732,599 shares of common stock outstanding as of December 31 2006, 21,438,061 shares of common stock held by existing shareholders are restricted securities and may be resold in the public market only if registered or pursuant to an exemption from registration.  Some of these shares may be resold under Rule 144. Immediately following the effective date of this prospectus, and not including the shares to be issued upon conversion of the convertible debentures, 75,294,538 shares of common stock would be freely tradable without restriction, unless held by our affiliates.

If all shares covered by this prospectus are resold in the public market, there will be an additional 18,500,000 shares of common stock outstanding.  The holders of our convertible debentures will be able to convert and sell at any time after the accompanying registration statement becomes effective, although amounts converted are limited to a percentage of prior period trading activity

The holders of the convertible debentures will be able to convert their debentures to shares of common stock at conversion values less than the then-prevailing market price of our common stock. As a result, the price of our common stock may decline as the debenture holders sell their shares.

The common stock we issue upon conversion of our convertible debentures will be issued at values at least 20 percent lower than the lowest closing bid price for our common stock during the 15 trading days before the date we get notice of a conversion.  These discounted conversion prices and sales could cause the price of our common stock to decline.

The selling shareholders intend to sell their shares of common stock in the market, and those sales may cause our stock price to decline.

The selling shareholders intend to sell in the public market the shares of common stock covered by this prospectus, which means that up to 34,083,741 shares of our common stock, the number of shares being registered in this offering, may be sold.  Those sales may cause our stock price to decline.

The price you pay in this offering will fluctuate.

The price in this offering will fluctuate based on the prevailing market price of the common stock on the OTC Bulletin Board.  Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

Selling Shareholders

The following table presents information regarding the selling shareholders.  None of the selling shareholders has held a position or office, or had any other material relationship, with us.

Selling Security Holder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold in Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Dutchess Private Equities Fund II, L.P. (1)	19,750,000	20.4%	18,500,000	1.3%
B. Fred Adam	449,640	0.5%	449,640	-
Robert Adam	449,640	0.5%	449,640	-
Bernard (Biff) Adam, III	604,320	0.6%	604,320	-
Albert Braden	250,000	0.3%	250,000	-
Philip Burns	1,515,152	1.6%	1,515,152	-
Donald Fincher	899,280	0.9%	899,280	-
Pearl Fincher	899,280	0.9%	899,280	-
Ira Hochroth	776,923	0.8%	776,923	-
Judy Holt	250,000	0.3%	250,000	-
Charles Jud	1,500,000	1.6%	1,500,000	-
Michael Jud	1,500,000	1.6%	1,500,000	-
Michael & Jerlyn Jud	750,000	0.8%	750,000	-
Gabrielle Lumi	375,000	0.4%	375,000	-
Arthur & Edith Luskin	803,030	0.8%	803,030	-
Douglas MacPherson	242,424	0.3%	242,424	-
Joanne MacPherson	121,212	0.1%	121,212	-
Tom Meneley	1,798,560	1.9%	1,798,560	-
Shelly Meyers	1,500,000	1.6%	1,500,000	-
Hall Whitley, III	899,280	0.9%	899,280	-

(1) Includes 1,250,000 shares issuable on exercise of warrants and 18,500,000 shares issuable upon conversion of principal, interest and penalties on our convertible subordinated debentures.

(2) The number of shares beneficially owned by holders of our convertible subordinated debentures is indeterminate as the conversion price of those debentures is based upon market price of the shares.  In computing the numbers of shares held prior to the offering by holders of convertible subordinated debentures, we have assumed that the applicable conversion price will be $0.032, based on the priceof our common stock on January 15, 2007.   The conversion price may be lower than that assumed price.  As a result, the numbers of shares shown in this table may not correspond to those shown under the caption "The Offering." Although we have included in the shares beneficially owned by Duchess before the offering all shares that Duchess has a right to acquire within 60 days, the terms of the underlying instruments preclude Dutchess from converting debentures or exercising warrants if the conversion or exercise would cause Duchess to own more than 4.99% of our outstanding common stock.

Michael A. Novielli and Douglas H. Leighton serve as directors of Dutchess Private Equities Fund Ltd.

Use of Proceeds

We will not receive any proceeds from the sale of the shares by the selling security holders.

Capitalization

The following table shows our total capitalization as of September 30, 2006.

Common stock, $0.005 par value; 100,000,000 shares authorized, 90,597,461 issued and outstanding	$ 452,987
Additional paid-in capital	10,693,024
Accumulated deficit	($14,163,005)
Common stock committed for issuance	$130,000
Total capitalization	($ 2,886,994)

Plan of Distribution

Registration Rights

We granted registration rights to Dutchess as the holders of our convertible subordinated debentures for the shares they may receive if they convert the debentures.

The registration statement that includes this prospectus will register all of those shares when it becomes effective.  We will bear the cost of the registration.

Dutchess' Right to Indemnification

We have agreed to indemnify Dutchess (including its shareholders, officers, directors, employees, investors, and agents) from all liability and losses resulting from any misrepresentations or breaches we make in connection with our registration rights agreement, other related agreements, or the registration statement.

Net Proceeds

We cannot predict the total amount of proceeds we will raise in this transaction. However, we expect to incur expenses of approximately $16,000 consisting primarily of professional fees incurred in connection with registering 34,883,741 shares in this offering.

Manner of Sale

The selling shareholders have each told us they intend to sell the common stock covered by this prospectus from time to time on the OTC Bulletin Board market, or in any other market where our shares of common stock are quoted. The selling shareholders, and any brokers, dealers, or agents that participate in the distribution of the common stock, may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions, or commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  We will inform the selling shareholders that any underwriters, brokers, dealers, or agents effecting transactions on behalf of the selling shareholders must be registered to sell securities in all 50 states.  In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses of the registration, offering, and sale of the shares of common stock to the public under this prospectus other than commissions, fees, and discounts of underwriters, brokers, dealers. and agents.  We have agreed to indemnify the selling shareholders and their controlling persons against certain liabilities, including liabilities under the Securities Act.  We estimate that the expenses of the offering to be borne by us will be approximately $16,000.  We will not receive any proceeds from the sale of any of the shares of common stock by the selling shareholders. We may, however, receive proceeds from the sale of common stock under the warrants.

The selling shareholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling shareholders and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus.  Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place.  We will advise the selling shareholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in the above Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Price Range of Common Stock

Our common stock is quoted under the symbol "VTSI" on the OTC Electronic Bulletin Board.  The following table sets forth the high and low bid prices for shares of our common stock for 2004, 2005 and the first, second, third and fourth quarters of 2006 through January 15, 2007, as reported by the OTC Electronic Bulletin Board. Quotations reflect inter dealer prices, without retail markup, mark down, or commission, and may not represent actual transactions.

YEAR	PERIOD	HIGH	LOW
2004
	First Quarter	0.35	0.20
	Second Quarter	0.43	0.24
	Third Quarter	0.42	0.28
	Fourth Quarter	0.46	0.28
2005
	First Quarter	0.43	0.22
	Second Quarter	0.30	0.13
	Third Quarter	0.24	0.11
	Fourth Quarter	0.20	0.10
2006
	First Quarter	0.15	0.08
	Second Quarter	0.10	0.03
	Third Quarter	0.08	0.02
	Fourth Quarter	0.12	0.03

2007	First Quarter (through 1/15/07)	0.05	0.04

As of December 31, 2006, we had 96,732,599shares of common stock outstanding, held by 220 shareholders of record.

Penny Stock Regulations

Our common stock has always traded at a price less than $5 a share and is subject to the rules governing "penny stocks."

A "penny stock" is any stock that:

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sells for less than $5 a share,

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is not listed on an exchange or authorized for quotation on the Nasdaq Stock Market, and

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is not a stock of a "substantial issuer."  VirTra Systems, Inc. is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

There are statutes and regulations of the Securities and Exchange Commission that impose strict requirements on brokers that recommend penny stocks.

The Penny Stock Suitability Rule

Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine"

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that transactions in penny stocks are suitable for the person and

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the person, or his/her advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the customer with a written statement describing the basis for this suitability determination.  The customer must sign and date a copy of the written statement and return it to the broker-dealer.

Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

The above exercise often delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

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transactions not recommended by the broker-dealer,

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sales to institutional accredited investors,

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sales to "established customers" of the broker-dealer - persons who either have had an account with the broker-dealer for at least a year or who have effected 3 purchases of penny stocks with the broker-dealer on 3 different days involving three different issuers, and

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transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

The Penny Stock Disclosure Rule

Another Commission rule - the Penny Stock Disclosure Rule - requires a broker-dealer, who recommends the sale of a penny stock to a customer to furnish the customer with a "risk disclosure document."  This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market.  The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation for the proposed transaction. Finally, the broker-dealer must furnish the customer with a monthly statement including specific information relating to market and price information about the penny stocks held in the customer's account.

Effects of the Rule

The above penny stock regulatory scheme is a response by the Congress and the Securities and Exchange Commission to abuses in the telemarketing of low-priced securities by "boiler shop" operators.  The scheme imposes market impediments on the sale and trading of penny stocks.  It limits a shareholder's ability to resell a penny stock.

Our common stock likely will continue to trade below $5 a share and be, for some time at least, be a "penny stock" subject to the trading market impediments described above.

Dividend Policy

We have never paid any dividends on our common stock.  We expect to continue to retain all earnings generated by our operations for the development and growth of our business, and do not expect to pay any cash dividends to our shareholders in the foreseeable future.  The board of directors will determine whether or not to pay dividends in the future in light of our earnings, financial condition, capital requirements, and other factors.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion contains certain forward-looking statements that are subject to business and economic risks and uncertainties, and our actual results could differ materially from those forward-looking statements. The following discussion regarding our financial statements should be read in conjunction with the financial statements and notes to those financial statements.

Overview

Our principal business began in 1993 with the organization of Ferris Productions, Inc.  Ferris designed, developed, distributed, and operated virtual reality products for the entertainment, simulation, promotion, and education markets.  In September of 2001, Ferris merged into GameCom, Inc., a publicly held Texas company whose principal business at the time was the development and marketing of an internet-enabled video game system. We subsequently adopted our present name. Prior to the merger of Ferris and GameCom, both companies had incurred substantial debt, much of which was eliminated in December of 2004 in a debt for equity conversion.  However, there can be no assurances that we will be able to successfully implement our expansion plans.  As we enter the training/simulation market, we face all of the risks, expenses, and difficulties frequently encountered in connection with the expansion and development of a new business, difficulties in maintaining delivery schedules if and when volume increases, the need to develop support arrangements for systems at widely-dispersed physical locations, and the need to control operating and general and administrative expenses.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures.  Actual results could differ from those estimates.

Revenue Recognition

Revenue from custom application contracts are recognized on a percentage-of-completion basis, measured by the percentage of costs incurred to date to total estimated costs for each contract.  Contract costs include all direct material and labor costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation costs.  General and administrative costs are charged to expense as incurred.

Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.  Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, and are recognized in the period in which the revisions are determined.  An amount equal to contract costs attributable to claims is included in operations when realization is probable and the amount can be reliably estimated.

Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized in excess of amounts billed.  Billings in excess of costs and estimated earnings on uncompleted contracts represent amounts billed in excess of revenue recognized.

Stock-Based Compensation

We account for our stock compensation arrangements under the provisions of Accounting Principles Board (“APB”) No. 25 “Accounting for Stock Issued to Employees.” We provide disclosure in accordance with the disclosure-only provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123 “Accounting for Stock-Based Compensation.”

Results of Operations

Fiscal year ended December 31, 2005 compared to fiscal year ended December 31, 2004.

Total revenue for the year ended December 31, 2005 was $977,358, compared to total revenue of $1,328,180 for  the year ended December 31, 2004.  This decrease of $350,822, or 26%, resulted primarily the timing of several IVR® simulator sales which were delivered in the spring of 2006.

Cost of sales and services decreased $196,689, or 23%, to $663,376, for the year ended December 31, 2005, from $860,065 for the year ended December 31, 2004.  This decrease is relatively proportionate to the change in revenue.

General and administrative expenses decreased by $859,107, or 31%, to $1,961,543 for the year ended December 31, 2005, from $2,820,650 for the year ended December 31, 2004. The decrease is primarily due to no incentive compensation being granted to senior management in 2005 while approximately $600,000 was granted in 2004.  In addition, we accrued $280,000 for the potential settlement of the Legg Mason lawsuit in 2004, and there was no similar expense in 2005.  In fact, the lawsuit was settled for a $50,000 cash payment in 2005, and we accordingly recorded a gain on settlement of $230,000.

Interest expense and finance charges decreased by $18,099, or 2%, to $939,813 for the year ended December 31, 2005, from $957,912 for the year ended December 31, 2004.

During 2004, we presented an exchange offer to the holders of certain of our notes payable and obligations under product financing arrangements, whereby the debtholders were allowed to convert their principal and accrued interest to our common stock under one of three options.  Under Option A, the debtholder could receive common stock equal to 0.6 shares per dollar of principal amount he or she was owed, and was not required to lock up any of the shares he or she received in the exchange.  Under Option B, each debtholder could receive common stock equal to 0.9 shares per dollar of principal amount he or she was owed, but could not sell any of the shares for a period of six months, after which the shares could be sold in six equal monthly installments.   During the years ended December 31, 2005 and 2004, we issued 393,400 and 5,303,258 shares, respectively, of our common stock in exchange for the following: (i) $0 and $183,500 in principal and $0 and $49,069 of accrued interest, respectively, on our notes payable, (ii) $0 and $615,531 in principal and $0 and $155,475 of accrued interest, respectively, on our notes payable to stockholders, and (iii) $159,782 and $5,792,176 of principal and interest, respectively, outstanding on our obligations under product financing arrangements.  As a result of this debt exchange, we recorded $221,720 and $4,621,415 of forgiveness of debt income in the statement of operations for the years ended December 31, 2005 and 2004, respectively.

In addition to the forgiveness of debt income resulting from the debt exchange agreements, we also wrote off various notes payable and certain other notes payable to stockholders that were settled through a lawsuit settlement.  Included in forgiveness of debt income in the statement of operations for the year ended December 31, 2005 and 2004 is $294,500 and $301,085, respectively, related to these settlements.

Nine Months Ended September 30, 2006 Compared to Nine Months Ended September 30, 2005

The Company narrowed its net loss by over 62.8% compared to the nine months ending September 30, 2005 primarily from increased revenues and higher margins on products and services sold.

Revenues from our Immersadome product line achieved new highs with jobs awarded from Case Western University and a civilian contractor to the United States Navy. The Case-Western project was originally conceived as an advertising/promotion application for the Company’s Immersa-dome products. However in a very innovative fashion, the speech pathology application turned out to be an application for the Company’s flagship IVR technology; the first of its kind outside the military and law enforcement arenas, and an opportunity for VirTra Systems to exploit applications in the medical services field.  Total revenue for the quarter was $1,255,827, an increase of 79.2% from the first nine months of last year. The Company’s gross margin rose to 63.2% from last year’s 36.3% for the same period.

General and administrative expense increased by $97,937, or 7.4% to $1,430,549 for the nine months ended September 30, 2006. As mentioned earlier, nearly $73,000 of that increment was a non-recurring expense associated with the sale of the real estate in Phoenix. The Company maintains tight controls on personnel additions and has become less reliant upon outside consulting, legal and other professional fees.  Overall interest expense and finance charges fell to $510,258 for the nine months ended September 30, 2006, compared to $571,496 for the corresponding period of 2005. The result of improved margins and comparatively flat expenses resulted in a loss from operation of $636,443 compared to $1,078,068 in the first nine months of 2005.

VirTra Systems had other income of $222,269 in the first nine months of this year, compared to a loss of $37,219. The gain on the sale of assets and income from debt forgiveness totaled  $731,855. Overall, the company recorded a net loss of $414,133 from the year earlier loss of $1,115,287.

Liquidity and Plan of Operations

As of September 30, 2006, our liquidity position was extremely precarious.  We had current liabilities of $3,536,551, including $437,213 in unconverted obligations under the lease financing for the old Ferris Productions virtual reality systems, $925,249 in accounts payable, and accrued liabilities of $1,983,222. As of September 30, 2006, there was only $309,018. of current assets available to meet those liabilities.

Historically, we have met our capital requirements, first by acquiring needed equipment under the Ferris non-cancelable leasing arrangements, and more recently through capital contributions, loans from principal shareholders and officers, certain private placement offerings, through our previous equity line financing with Dutchess and through our current convertible debentures with Dutchess.

For the nine months ended September 30, 2006, our net loss was $414,133.  After taking into account the non-cash items included in that loss, our cash requirements for operations were $712,851.  In addition, we made capital expenditures of $11,906 and repaid notes in the amount of $70,128.  To cover these cash requirements, the company sold additional common stock to raise $599,784, used a portion of the proceeds of sale of its Phoenix production facility and borrowed $108,298. We began the third quarter with a new Immersa-Dome order from the Navy, to be built for August delivery. We ended the quarter with work in progress for the United States Marine Corps,  and we have firm orders in hand for deliveries to Ti Training, Lonexi (Mexico), Raytheon, Raytheon, the United States Marshall Service and further work with the Marines.

The opinion of our independent auditor for the year ended December 31, 2005 expressed substantial doubt as to our ability to continue as a going concern. Despite expense reductions that the Company is presently initiating, we will need substantial additional capital or new lucrative custom application projects to become profitable. In 2005, we completed two private placements with Dutchess for $1,250,000 in convertible debentures.  Management believes that a continuation of sales growth, purchase order financing to sustain the production and additional sales of common stock will carry the Company through the next twelve months.

Business

Business Overview

Our principal business began in 1993 with the organization of Ferris Productions, Inc.  Ferris designed, developed, distributed, and operated virtual reality products for the entertainment, simulation, promotion, and education markets.  “Virtual reality” is a generic term associated with computer systems that create a real-time visual/audio/haptic (touch and feel) experience.  Virtual reality immerses participants into a three-dimensional real-time synthetic environment generated or controlled by one (or several) computer(s).  In September of 2001, Ferris merged into GameCom, Inc., a publicly held Texas company whose principal business at the time was the development and marketing of an internet-enabled video game system.  Our historic areas of application have included the entertainment/amusement, advertising/promotion, and training/simulation markets.

Our “immersive virtual reality™” devices are computer-based, and allow participants to view and manipulate graphical representations of physical reality.  Stimulating the senses of sight, sound, touch, and smell simultaneously, our virtual reality devices envelop the participant in dynamic filmed or computer-generated imagery, and allow the participant to interact with what he or she sees using simple controls and body motions. Virtual reality products have traditionally employed head-mounted displays that combine high-resolution miniature image source monitors, wide field-of-view optics, and tracking sensors in a unit small and light enough to be worn on the head.  These products usually surround the participant with dynamic three-dimensional imagery, allowing the user to change perspective on the artificial scenes by simply moving his or her head.  Virtual reality devices have in the past been used primarily in connection with electronic games, as, by surrounding the player with the sights, sounds, and smells he or she would experience in the real world, play is made far more realistic than it would be if merely presented in a two-dimensional flat screen display.

We maintain our corporate office at 2500 CityWest Boulevard, Suite 300, Houston, Texas 77042, and our telephone number is (832) 242-1100.  We also maintain engineering, technical, and production offices, and a demonstration facility, at 5631 South 24th Street, Phoenix, Arizona 85040, with a phone number of (602) 470-1177.

Entertainment/Amusement

The entertainment/amusement market was the original market for our products. Our “immersive virtual reality™” devices were designed to produce a highly-realistic experience at a significantly lower cost than traditional virtual reality technology.  Historically, the software for virtual reality games and other applications was separately created for each application. Our systems were developed using our patented Universe Control Board™, which, when installed in an ordinary PC, makes it possible to quickly adapt PC games for the arcade market, permitting easy conversion of PC games to behave as coin-operated arcade games, and allows the operator to change from one game to another without expensive hardware replacement.

Within the entertainment/amusement market, we installed and operated virtual reality entertainment centers known as “VR Zones” in over a dozen theme parks and high-traffic visitor locations, such as:

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Six Flags,

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Paramount Parks,

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Busch Gardens, and

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Carnival Cruise Lines.

These VR Zones were where we developed, and proved the durabilty of, our core, 360-degree virtual reality technology.  They were operated by our employees on a revenue-share basis with the theme park locations.  We sold our VR Zones and effectively left this market in the spring of 2003, in order to more fully focus on the advertising/promotional and training/simulation markets. We expect to take the Immersa-Dome to the home entertainment market once we can obtain greater cost efficiencies through larger volume production of these products.

Advertising/Promotion

We entered the advertising/promotion market, our second, with our June 2000 “Drive With Confidence Tour™” for Buick, featuring a virtual reality “test-drive” of a Buick LeSabre with PGA professional Ben Crenshaw accompanying the participant. This project led us to additional projects within this market, such as:

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a virtual reality bi-plane experience for Red Baron® Pizza, in June 2001.

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a virtual reality ski jump promotional program for Chevrolet in conjunction with its “Olympic Torch City Celebration Tour™,” in August 2001.

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an interactive promotional project for Shell Oil Product’s Pennzoil® division’s “Vroom Tour™”, which featured Jay Leno “inside” an automobile engine demonstrating how oil functions inside an automobile engine, and ended with the visitor driving Pennzoil’s Formula One car around the Las Vegas Motor Speedway at speeds in excess of 220 miles per hour, in March 2003.

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a 50-seat, 3-D immersive theater for Red Baron® Pizza’s “3-D Flying Adventure™,” which featured special glasses, Dolby® 5.1 sound, and special effects that literally “jump” off the screen, in March 2003

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a virtual reality recruitment tool for the United States Army, in which participants “ride” in an Army Black Hawk helicopter performing an exciting rescue mission, in October 2003.

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a 3-D immersive theater project for Sea-Doo®, using our 3-D technology for 2-D to 3-D video conversion and 3-D computer animation, for 1) a motion simulator utilizing polarized glasses, 2) a theater-style presentation utilizing anaglyph (cyan-blue) glasses, and 3) a web-suitable version utilizing 3-D anaglyph glasses, all in connection with Bombardier's launch of its new 2004 Sea-Doo® 3D™ personal watercraft.

2004 advertising/promotion projects included a new 3-D immersive theater project in April for Sea-Doo® using our 3-D technology for 2-D to 3-D video conversion and 3-D computer animation, for 1) a motion simulator utilizing polarized glasses, 2) a theater-style presentation utilizing anaglyph (cyan-blue) glasses, and 3) a web-suitable version utilizing 3-D anaglyph glasses, all in connection with Bombardier's launch of its new 2004 Sea-Doo® 3D™ personal watercraft.

The year 2004 also saw our completion of a strategic move from headset-based to projection-based technology, evidenced by the development and launch of our patented Immersa-Dome™, featuring a domed-shaped screen which surrounds the seated viewer and delivers a high-definition resolution virtual reality experience.

The May 3, 2004, launch of the Immersa-Dome product was rapidly followed by several new projects:

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a mobile promotional experience for Buick's new Terraza™ and LaCrosse™ vehicles, first announced in May 2004, Using four Immersa-Dome units installed in two of Buick's event-marketing trailers. This was our second collaboration with Buick's event marketing agency, Momentum Detroit.

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a sale in October 2004 of three Immersa-Domes to the United States Army Recruiting Command in Fort Knox, Kentucky, for installation in mobile recruiting trailers traveling the United States to major events, high schools, and universities in connection with the Army's recruiting efforts.

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the installation of three Immersa-Domes at the new Red Baron® Museum in Marshall, Minnesota, providing the visual experience of flying an acrobatic bi-plane with the Red Baron® Pizza Squadron™ in an 180-degree multisensory experience announced in November 2004.

Over the last year, as a result of our recent Immersa-Dome mobile promotional tour, we have several proposals currently under submission to a number of advertising/promotional agencies, Fortune 500 companies, and governmental agencies in conjunction with pending advertising/promotional campaigns. We also sold 8 Immersa-Domes to a civilian contractor to the United States Navy, for recruiting purposes.

The Company’s biggest advance occurred when,, in collaboration with the Case Western Reserve University, we sold an IVR system with content modified as an instructional speech pathology tool students with speech disorders. This opens a whole new field for the company’s products.  It is possible that the technology can be adapted to the smaller Immersa-Domes to broaden the available market to smaller clinics and practices though additional engineering efforts will be needed to establish that this is practical.

Training/Simulation

In 2004, we unveiled our IVR™ line of projection-based training simulators for judgmental use-of-force, situational awareness, combat-readiness, and tactical judgment objectives.  The two IVR product lines provide the law enforcement, military, and security markets with 360-degree immersive training environments.

Our IVR HD™ series, designed primarily for law enforcement objectives, was completed in January of 2004, and was publicly debuted to the domestic law enforcement market in late March of 2004, at the industry’s Trexpo West trade show in Long Beach, California.

Our military-oriented IVR 4G™ system, designed to train soldiers for “fourth generation” warfare, was debuted at the industry-leading I/ITSEC trade show in Orlando, Florida in December of 2004.  “ Fourth generation” warfare, as discussed in the October, 1988 Marine Corps Gazette, is characterized by transnational groups without territorially-based armies, engaging in highly irregular practices such as guerilla warfare, terrorist tactics, and low-intensity, close quarter conflict, enabling groups that are weaker militarily to defeat larger, stronger forces.  Fourth-generation battlefields may include the whole of the enemy's society, where small, well-trained, highly maneuverable forces may tend to dominate.

Our sales representation agent in Mexico brought us multiple orders in 2006. We received a multi-unit order from the United States Marine Corps that has been largely delivered. A strategic partnership with an enterprise devoted to marketing to the domestic law enforcement community commenced with an order for ten units. Presently, the company is building its first system for delivery to the United States Marshalls Service.

We announced our initial sale in this market in September of 2003, and, as of December 14, 2006, we had sold 54 systems, all variations of the IVR series, to the United States Air Force, the United States Army, a classified Department of Defense customer, and state police and security organizations in Mexico and India. We have recently received several oral confidential purchase commitments (which are not binding), and we have several additional confidential proposals currently under review.

Virtual Reality Products

Our “immersive virtual reality™” products include:

Training/Simulation Products

The IVR HD™ and IVR 4G series, designed for law enforcement and military use, respectively, are projection-based, multi-screened, high-definition resolution, combat-readiness and judgmental use-of-force firearms training simulators.  The IVR™ series simulators use company-produced high-definition filmed content as well as our Hybrid-CGI™ content.  Our Hybrid-CGI software combines film content with computer-generated images, allowing users to create their own customized 360-degree training scenarios by combining “green-screen” video, panoramic photorealistic images, computer-generated images, and 3-D sound.  “Green-screen” filming is the technique of filming actors and other visual elements in the foreground against an evenly-colored green background, and subsequently extracting the actors and other visual elements and placing them onto a new panoramic background specifically suited to the user’s needs and locale.

The IVR systems use off-the-shelf computer equipment, extremely-accurate laser-based weapons tracking, 360-degree video and audio, and ultra-high resolution interactive graphics. The systems deliver both photorealistic and computer-generated imagery -based video for training scenarios. The systems support one to six users, and have the option to be reconfigured into a 20-lane, military-approved, virtual “shooting range” for realistic marksmanship training.

Trainees step into the simulator, and then interact with a training scenario selected by the instructor, using their weapon of choice. The training scenarios teach combat-readiness, situational awareness, fourth-generation warfare tactics, and judgmental use-of-force with both lethal and non-lethal weapons currently used by military, law enforcement, and security agencies.

The IVR 4G military series of simulator products are offered in four different configurations. We have indicated the base price of each unit as listed on our current GSA schedules. However, these prices are before any "add-ons," which are separately negotiated and in most cases add significantly to the indicated prices.

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the IVR 4G-base™ is a single-screen model, and its compact size offers portability and supports one to four trainees – price: custom model, price feature dependant.

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the IVR 4G-180™ offers an 180-degree field-of-view for more realistic combat training and marksmanship. It supports one to four trainees – price: $116,950 each.

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the IVR 4G-300™ delivers 300-degree field-of-view for more realistic combat scenarios and marksmanship training, and supports one to five trainees – price: $136,950 each.

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the IVR 4G-360™ offers a 360-degree field-of-view for combat and marksmanship training, and supports one to six trainees – price: custom model, price feature dependant.

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The IVR HD law enforcement series is offered in four different configurations.  We have indicated the base price of each unit as listed on our current GSA schedules. However, these prices are before any "add-ons," which are separately negotiated and in most cases add significantly to the indicated prices.

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the IVR  HD-base™ is a single-screen model, offering portability, and supports one to four trainees – price: $39,950 each.

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the IVR  HD-180™ offers an 180-degree field-of-view for more realistic training and target tracking. It supports one to four trainees – price: $89,950 each.

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the IVR HD-300™ delivers 300-degree use-of-force scenarios, and supports one to five trainees – price: $104,950 each.

•

the IVR-360™ HD offers 360-degree firearms training, and supports one to six trainees – price: custom model, price feature dependant.

We have begun penetrating the market with contracted sales to foreign and domestic law enforcement agencies ($378,004 and $298,500, respectively), the U.S. Air Force ($526,628), the U.S. Army ($365,769), and a classified agency within the U.S. Department of Defense ($455,261).  Not all of these contracted sales have yet been booked as accounting revenue, as the income has not been fully earned.  Fourteen of these simulator units have been fully installed and forty have been shipped or are awaiting delivery. Although we have a number of oral commitments in various phases of contracting, we currently have no other additional legally-binding purchase orders outstanding.  We cannot give assurance that interest in these simulators will be long-lived, that funds will be budgeted to acquire more of our products for that purpose, or that we will be selected to supply additional training simulators.  In addition, it is not uncommon for expected contracts for which we have incurred significant marketing costs to be delayed until the required funds have been appropriated.  Delays in funding can severely reduce our ability to meet our obligations as they come due.

Except for large multi-system sales, generally sales in the training/simulation market are not made from a centralized procurement agency providing for long-term commitments.  In most cases, the chief training officer of a local law enforcement agency or military base makes the decision to purchase these simulators, obtains required approval from his or her “chain of command,” and, when budgeted funds become available, sends us a purchase order for the required number of units.  Generally, these simulators do not require long lead-times to produce, and are delivered relatively shortly after receipt of the purchase orders.  For these reasons, we often experience large fluctuations in our revenue from quarter to quarter, and the concepts of firm committed contracts and back-log have little relevance in this market.

We also have developed and market proprietary training accessories for use with both our IVR product lines, as well as those manufactured by third-parties:

•

the wireless Threat-Fire™ belt permits the simulator's instructor to deliver an electric "stun" to the trainee, simulating the sensation of being shot, thus enhancing the multi-directional experience of our IVR simulators by increasing the seriousness and stress of training scenarios – price: $2,500 each.

•

our Hybrid-CGI™ scenario creation software integrates "green-screen" video, panoramic photorealistic images, computer-generated images, and 3-D sound, decreasing both cost and time of scenario production.    Our Hybrid-CGI software offers the end-user more custom scenario options than traditional scenario production methods and other forms of training software – price: custom product, price feature dependant.

•

a wireless/tetherless “drop-in” recoil conversion kit, which transforms a live weapon into an accurate and safe training weapon. It features 1) a laser-based tracking mechanism, 2) self-contained, tetherless pneumatic recoil, and 3) instructor-controlled weapon “malfunction” capability to simulate a jammed weapon in the field. The system provides no possibility of chambering a live bullet while in training mode – M-16 version price: $5,280 each, otherwise, custom product, price feature dependant.  .

•

laser-based pneumatic recoil conversion kits for most military and law enforcement handguns, assault rifles, and shotguns – price range: $3,500 to $5,350 each .

•

less-lethal, laser-based training tools, including Taser® (price: $3,850 each) and canister OC pepper spray (price: $2,100 each).

•

TMaR (Trainee Monitor and Recording) debriefing product, which records and plays back the trainee’s actions in the simulator, allowing systematic review of the trainee’s performance – price: $5,250 each).

Advertising/Promotional Products

We have indicated the base price of each unit as listed on our current GSA schedules. However, these prices are before any "add-ons," which are separately negotiated and in most cases add significantly to the indicated prices.

•

the Immersa-Dome™ is a patented projection-based virtual reality system, which uses a domed-shaped screen to surround the viewer. The Immersa-Dome offers photorealistic environments with 180-degree field-of-view and high-definition resolution. The system is composed of the dome’s base, the viewer’s seat, and a separate projector/mirror stand – price: $22,000 each.

•

the 3-D Multisensory Theater™ is a portable-seat, high-capacity (50-100 viewers) 3-D theater with special effects packages, including fog, wind, and simulated lighting, among others. This theater system features 3-D, high-resolution imagery on a large projected screen. Participants wear polarized glasses, which facilitate 3-D depth in the screen images. This system also features time-triggered smells, wind simulation, and a Dolby® 5.1 sound system. The 3-D Multisensory Theater uses a silver screen and two projectors. Three-dimensional filming techniques are used and processed to finalize the 3-D experience. Computer-generated

3-D imagery is an alternative development method to 3-D filming – price: custom product, price feature dependant.

•

the 360-degree headset-based virtual reality system delivers photorealistic content. In addition, the user, while seated, is tracked in 360 degrees. The multisensory system incorporates off-the-shelf computer equipment, gyroscopic head-tracking, stereo sound, wind simulation, and smell. The system comes standard for one user – price: $21,000 each.

Dependence on Limited Number of Customers

Because we have a small revenue base, each order for training/simulation or advertising/promotional products is likely to represent a significant part of our revenue for a particular year. The success of our training/simulation business is heavily dependent upon continued purchases of these products by domestic military and law enforcement agencies. During the year ended December 31, 2005, law enforcement agencies in Mexico (more than one jurisdiction) accounted for approximately 18.6% of our total revenue.  The U.S. Army accounted for approximately 23.6% of revenue, Impact Unlimited was 10.9% of revenue, and two metropolitan police departments represented 12.9% and 10.2% of revenue respectively. No other customer accounted for as much as 10% of revenue in 2005. Since, except for large, multi-system sales, the decision to purchase our training/simulation units is generally made locally by a particular chief training officer, a determination by a particular training officer not to purchase our training/simulation products would have less impact than if decisions on such purchases were made centrally.

Competition

Competition within each of our markets is intense.

There are several large competitors in the general field of high-tech simulation including, for example, L3 Communications, Inc., a company reportedly doing in excess of $5 billion in annual business with the United States government in this market. L3 has so far focused on other types of simulators (such as aircraft motion simulators) and to-date we have never directly competed against L3, and may never compete with them regarding our IVR simulators. Other companies have made essentially the same single-screen style simulator for the past 15 years or longer.

As our virtual reality experiences are usually custom applications, and we deal primarily with advertising agencies, or directly with the client, it is difficult to quantify the competition.  Sometimes companies are able to penetrate one or two particular high-tech promotions.  With over 12 years in the marketplace, we currently are not aware of any other virtual reality-based advertising/promotion company with similar products similar to ours.

In late 2005, we began collaborating with the Case Western Reserve University on a project that engaged our Immersadome technology to use virtual reality in speech pathology training; both for aspiring clinicians and as a treatment modality as well. We delivered such a unit this year. With success, this could be a new market segment the company can penetrate.

Some general competitors within the virtual reality industry that promote substitute and similar technologies are as follows:

Straylight--since 1992, Straylight has focused on the exploitation of virtual reality in the promotions and conventions market, basing its original customized systems on expensive Silicon Graphics computers. Most recently, it launched the stand-up 3DXTC system, offering a headset-based, lightweight system utilized within the advertising/promotional market.

Advanced Interactive Systems, Inc. (“AIS”)--has been a provider of interactive simulation systems designed to provide training for law enforcement, military, and security agencies since 1993. Its line of products uses primarily video production in judgmental training scenarios. AIS also markets to anti-terrorist and other special application training facilities for military and special operations groups. Its systems have historically been based using single screen technology.

Firearms Training Systems, Inc. (“FATS”)--claims to have over 4,000 training systems installed worldwide by military, law enforcement, and commercial customers. FATS is a full service training/simulation company that also uses video scenarios and single-screen technology with an optional video-training scenario authoring system. AIS and FATS are similar in many respects, although FATS has been in the market longer.  In August, 2006, FATS entered into a definitive agreement to merge with the USA subsidiary of  Meggit PLC. The Meggitt group designs and makes high performance components and systems for aerospace, aerial and ground targetry, countermeasures and ammunition-handling. The group's and defense with capabilities in sensors, engine condition monitoring, avionics, air data systems, fire-proof cabling, ignition, environmental and fluid control, brakes and wheels and anti-skid systemsspecialist capability is also deployed in the medical, mainstream industrial, test-engineering and transportation markets. At the end of its 2005 fiscal year, Meggitt PLC reported revenues of approximately $1.16 billion.

L3 Communications, Inc.--a supplier of intelligence, surveillance and reconnaissance products, secure communications systems and products, avionics and ocean products, training products, microwave components and telemetry, instrumentation, space, and wireless products. Its customers include the Department of Defense, selected U.S. government intelligence agencies, aerospace prime contractors, commercial telecommunications, and wireless customers. L-3’s product mix includes; secure communication systems, training systems, microwave components, avionics and ocean systems, telemetry, instrumentation, space, and wireless products. L3 is a large company with a very diverse range of products and services geared towards defense related activities. It has a division for simulation and training with several products currently deployed. One of these simulators projects images on multiple screens using computer-generated graphics. L3 systems consist of computer generated graphics, and currently do not use video or film for its content, to the best of our knowledge, nor does it produce complete 360-degree projected or head-mount display systems. Due to the size and strength of L3 within the defense industry and other governmental agencies, it could become a very formidable competitor if it chose to enter the 360-degree, photorealistic, virtual reality simulation market.

IES Interactive Training, Inc. (IES)--a supplier of basic simulation equipment to law enforcement. Having fielded several hundred single screen systems in the law enforcement with little emphasis on military, it is in the competitive landscape. Our recent patent application may hamper or halt potential plans by IES or others to compete with our IVR multi-screen systems.

Cubic Defense Applications–performing in a wide range of industries, including military simulation, Cubic currently produces a product which is mainly a marksmanship training system, with limited combat training capabilities. Due to its size and strength, Cubic could become a formidable competitor if it chose to focus on firearms training.

The above summary of competition is by no means exhaustive, since this is a fluid and rapidly-expanding industry.

Marketing

Marketing within the training/simulation market is conducted primarily through trade shows, trade journal advertisements, search engine strategies, and one-on-one demonstrations.  We  completed and publicly unveiled the IVR HD™ series of law enforcement-focused advanced training simulators at the Trexpo West trade show in March of 2004, and we publicly unveiled the military-oriented IVR 4G™ fourth generation warfare simulators at the I/ITSEC trade show in December of 2004.  We have demonstrated the IVR simulators to high-level officers in the United States military, the Department of Defense, as well as to municipal, state, and federal agencies both domestically and internationally.

Marketing within the advertising/promotional market is conducted primarily by web-based search engine strategies and by the face-to-face sales efforts of our vice-president of advertising and promotion.  Our Immersa-Dome demonstration unit uses high-definition content from our projects for Pennzoil, Buick, Red Baron® Pizza, Chevrolet, the U.S. Army and, most recently, the United States Navy.  Marketing within this industry is conducted primarily by one-on-one appointments and demonstrations of our technology to agencies and qualified corporations.  We also attend industry tradeshows to generate leads and to garner further market exposure.

Employees

At December 31 2006, we employed 16 persons. We have also engaged an outside company to perform all of our accounting and reporting needs. None of our employees are members of a union, and we consider relations with our employees to be satisfactory.

Trademarks/Patents

We have obtained a patent for our Universe Control Board™, and various federal trademarks.  We have also filed for federal registration of our “Immersive Virtual Reality™” and “IVR™” trademarks. We received approval for the IVR™® in the second quarter of 2006.

In November, 2005, we filed for a patent on our IVR™ series of advanced training simulators, seeking a patent for our “multiple screen simulation system and method for situational response training.”

On May 3, 2004, we announced that we had obtained an exclusive license to the patented technology behind the Immersa-Dome.

On December 3, 2004, in advance of industry demonstration at the industry-leading Interservice/Industry Training and Simulation Education Conference in Orlando, Florida, we submitted three separate patent applications for innovations in the field of firearms training.  These included:

•

the Threat-Fire™ Belt,

•

our Hybrid-CGI™ software, and

•

a "drop-in" kit and magazine for wireless recoil in real weapons.

The Threat-Fire Belt permits the simulator's instructor to deliver an electric "stun" to the trainee, simulating the sensation of being shot, thus enhancing the multi-directional experience associated with our IVR simulators.

The Hybrid-CGI software integrates "green-screen" video, panoramic images, computer-generated images, and 3-D sound.  “Green-screen” filming is the technique of filming actors and other visual elements in the foreground against an evenly-colored green background, and subsequently extracting the actors and other visual elements and placing them onto a new panoramic background specifically suited to the user’s needs and locale. Hybrid-CGI software decreases both cost and time of scenario production, and provides more scenario options to the end user than traditional production methods.

The "drop-in" kit and magazine is non-permanent, and delivers wireless recoil to a real weapon.  The magazine is refillable, and the aiming laser features hyper-accurate collinear placement for both immersive combat training and marksmanship qualification.  Use of untethered training weaponry is highly desirable in firearms simulators.

There can be no assurance that patents or trademarks will issue on these applications, or that, if issued, they will be sufficiently broad to provide meaningful protection.

Research and Development

Because of the constant rapid changes in technology in our business, we must carry on research and development on a continuing basis in order to remain competitive. During the years ended December 31, 2005 and 2004, we spent $181,499 and $198,092, respectively, on research and development activities.

Property

Our executive offices occupy a 600 square foot leased facility at 2500 City West Blvd.,Suite 300, Houston, Texas,

Our production offices were located in an 8,000 square foot leased facility at 1406 W. 14th St. in Tempe, Arizona.

We believe that both facilities are suitable and adequate for all uses of them at the present time.

Management

Directors and Executive Officers

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person, and the date such person became our director or executive officer.

Name	Age	Positions	Date became director or executive officer
Perry V. Dalby	62	Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer	June 1, 2006
Bob Ferris	34	President and Director	September 21, 2001
H. Frank Stanley	44	Director	August 2, 2006
Thomas J. Cloud	43	Director	December 19, 2006

The members of our board of directors are elected annually and hold office until their successors are elected and qualified.  Our officers are chosen by and serve at the pleasure of its board of directors.  Some of the officers and directors have positions of responsibility with other businesses and will devote only such time as they believe necessary on our business.

There are no family relationships between any of the directors and executive officers.  There was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

We do not have a separate audit committee.

Major General Perry V. Dalby (retired) retired from the U.S. Army in May of 2004 after 37 years of military service. He holds the Distinguished Service Medal, Legion of Merit, Distinguished Flying Cross, Bronze Star (two clusters), and the Purple Heart. General Dalby had served on our advisory board of directors since January of 2005.

Bob Ferris became our president in September of 2001.  He previously had been the president of the former Ferris Productions, Inc. since he founded that company in 1993.  Mr. Ferris attended the United States Air Force Academy with a major in management.  He received a degree in systems engineering from the University of Arizona.

H. Frank Stanley was appointed as a director on August 2, 2006. Mr. Stanley retired as a major in military intelligence from the U.S. Army after serving for over 20 years. He is presently employed by Cushman-Wakefield in Houston. Mr. Stanley has a bachelor’s degree in criminal justice from Sam Houston State University.

Thomas J. Cloud was appointed as a director on December 19, 2006. Mr. Cloud has served as President, CEO, and Director, of Supreme Holdings, Inc. since May of 2002.  Supreme Holdings, Inc. provides professional business services and solutions primarily to small and medium-sized businesses.  Its shares are traded on the NASDAQ Bulletin Board under the symbol SUHO.  From 1997 to 2001, Mr. Cloud served as founder, President and CEO of Oxford Financial Group, a boutique stock brokerage firm with headquarters in Houston, Texas.  He holds a BA in Public Speaking and Debate from South Texas State University.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Our articles of incorporation generally limit the personal liability of directors for monetary damages for any act or omission in their capacities as directors to the fullest extent permitted by law.  In addition, our bylaws provide that we must indemnify and advance or reimburse reasonable expenses incurred by our directors, officers, employees, or agents, to the fullest extent that we may grant indemnification to a director under the Texas Business Corporations Act, and may indemnify the persons above to such further extent as permitted by law.  Insofar as these provisions permit indemnification for liabilities arising under the Securities Act of 1933 to our directors, officers, and controlling persons, or insofar as indemnification under that Act is otherwise permitted, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Significant Employees

In addition to the officers and directors identified above, the following employees play a significant role in our operations.

Tom Milks, age 44, joined VirTra Systems in August of 2002, and currently serves as our vice-president of advertising and promotion sales, and is responsible for sales and marketing of the company’s promotional virtual reality products.  Before joining our company, he was hired in 2000 as the Western United States regional manager for BitFlash, a graphic technology company, based in Ottawa, Ontario, Canada. Previously, Mr. Milks ran the North American operations office of Virtuality, a virtual reality company.

Steve Haag, age 47, joined VirTra Systems in 2000, and currently serves as our vice-president of investor relations. Before joining our company, he was employed from 1999 until 2000 as vice-president of business development and web services at Connect Computer Group, Inc., which was largely responsible for the development of our kiosk and computer systems. Mr. Haag received his bachelors degree in psychology, with a minor in organizational behavior, from Webster University in 1993, and his masters degree in education from the University of Missouri-St. Louis in 1995.

Matt Burlend, age 32, joined VirTra Systems (then Ferris Productions) in 1999, and currently serves as vice-president of production and senior engineer, currently responsible for hardware design and manufacture of the company’s training and promotional products.  Prior to his employment with the former Ferris Productions and VirTra Systems, Mr. Burlend was employed from 1996 until 1999 at Panduit Corporation, a designer of automated production equipment, as a machine design engineer responsible for design of automated cable-tie machinery.  Mr. Burlend holds a mechanical engineering degree from Olivet Nazarene University.

Executive Compensation

Summary Compensation Table

This summary compensation table shows certain compensation information for services rendered in all capacities during each of the prior three fiscal years.

Name and Principal Position	Year	Salary	Restricted Stock Awards	Securities Underlying Options/SARs
L. Kelly Jones, chief executive officer and chairman of the board of directors	2005	$180,000	--	-
	2004	$105,000	$310,000	$0.00 (1)
	2003	$20,000	-	-

Bob Ferris, president and director	2005	$120,000	-	-
	2004	$90,000	-	$0.00 (2)
	2003	$60,000	-	-

L. Andrew Wells, director	2005	-	--	-
	2004	-	$310,000
	2003	-	-

Kimberly Biggs, secretary and treasurer	2005	$26,250
	2004	$30,000	-
	2003	$16,500	-
				$0.00 (3)
Michael Kitchen, former executive vice-president of training and simulation sales	2005	$129,000		-
	2004	$99,000	-	$4,000 (4)
	2003	$33,000	-

(1)  These options, incentive in nature, provide that Mr. Jones may purchase (i) 2,000,000 common shares at a strike price of $0.31, subject to the condition precedent that we successfully convert 85% of our leaseholder/shareholder promissory note indebtedness to equity upon terms acceptable to our board of directors, (ii) 1,000,000 common shares at a strike price of $0.31, subject to the condition precedent that the we experience our first profitable quarter, and (iii) 1,000,000 common shares at par value, subject to the condition precedent that the company experience a positive shareholders’ equity, such options to vest ratably in the four successive quarters after such event.  These incentive stock options were granted to Mr. Jones by our board of directors (Mr. Jones abstaining) on November 1, 2004.  The options contained in subparagraphs (i) and (ii) vested as of December 31, 2004.

(2)  These options, incentive in nature, provide that Mr. Ferris may purchase 1,000,000 common shares at a strike price of $0,31, subject to the condition precedent that we experience our first profitable quarter.  These incentive options were granted to Mr. Ferris by our board of directors (Mr. Ferris abstaining) on November 1, 2004.  The options vested as of December 31, 2004.

(3)  These options were issued under the 2000 Incentive Stock Option Plan, discussed below.

(4) These options, incentive in nature and executed in connection with his employment contract, provide that Mr. Kitchen may purchase 1,000,000 common shares over a three-year period at a strike price of $0.10, subject to certain sales goals being achieved over that time period.  As of December 31, 2004, options to purchase 200,000 shares of common stock became vested and exercisable,  These options expire five years from the date they become vested.

Dalby Employment Agreement

We have an employment agreement with General Dalby which expires in June of 2008. Under that employment agreement General Dalby is entitled to a salary of $150,000 per year, and to receive compensation of $10,000 per quarter while a member of the Board of Directors. Both the salary and the compensation for serving as a director may be paid in stock, cash or stock options. In addition to the salary and director's fees provided for in the agreement, if we report a profitable year of at least $100,000 in net profit, the General is to receive 7.5% of net profit in the form of cash or stock. Further, he is entitled to stock options under which he may purchase up to 2,000,000 shares of our common stock at a price of $0.035 per share upon achievement of the following goals:

•

500,000 shares if our stock price averages $.10 or higher for one quarter

•

an additional 500,000 shares if the stock price averages $.25 or higher for one quarter

•

an additional 500,000 shares if the stock price averages $.50 or higher for one quarter, and

•

an additional 500,000 shares if the stock price averages $1 or higher for one quarter.

 2000 Incentive Stock Option Plan

In February, 2000, the board of directors adopted, and a majority of the shareholders approved, our 2000 Incentive Stock Option Plan, subject to approval of shareholders at the next annual meeting.  The purpose of the plan is to enable us to attract, retain and motivate key employees who are important to the success and growth of our business, and to create a long-term mutuality of interest between our shareholders and those key employees by granting them options to purchase our common stock.  Options granted under the plan may be either incentive stock options or non-statutory options. The plan is to be administered either directly by the board, or by a committee consisting of two or more outside directors (the "Committee").  Under the plan, options may be granted to our key employees. The option price is to be fixed by the Committee at the time the option is granted.  If the option is intended to be an incentive stock option, the purchase price is to be not less than 100% of the fair market value of the common stock at the time the option is granted, or, if the person to whom the option is granted is the owner of 10% or more of our common stock, 110% of such fair market value.  The Committee is to specify when and on what terms the options granted to key employees are to become exercisable.  However, no option may be exercisable after the expiration of ten years from the date of grant or five years from the date of grant in the case of incentive stock options granted to a holder of ten percent or more of our common stock.  In the case of incentive stock options, the aggregate fair market value of the shares with respect to which the options are exercisable for the first time during any calendar year may not exceed $100,000 unless this limitation has ceased to be in effect under Section 422 of the Internal Revenue code.  If there is a change of control of our company, all outstanding options become immediately exercisable in full.  In the event of an employee's death, or following the employee's retirement at or after age 65 or before age 65 with the consent of the Committee, outstanding options may be exercised for a period of one year from the applicable date of death or retirement.  If the employee's employment is terminated for reasons other than death or retirement, the options remain exercisable for a period of three months after such termination unless termination was for cause, in which case all outstanding options are immediately canceled.  1,500,000 shares of common stock were initially authorized for issuance under the plan.  Under the plan, eligible individuals may, at the discretion of the Committee, be granted options to purchase shares of common stock.  However, no eligible individuals may be granted options for more than 500,000 shares in any calendar year.  The option price and number of shares covered by an option will be adjusted proportionately in the event of a stock split, stock dividend, etc., and the Committee is authorized to make other adjustments to take into consideration any other event which it determines to be appropriate to avoid distortion of the operation of the plan. In the event of a merger or consolidation, option holders will be entitled to acquire the number and class of shares of the surviving corporation which they would have been entitled to receive after the merger or consolidation if they had been the holders of the number of shares covered by the options.  If we are not the surviving entity in a merger and consolidation, the Committee may in its discretion terminate all outstanding options, and in that event option holders will have 20 days from the time they received notice of termination to exercise all their outstanding options.  The plan terminates ten years from its effective date unless terminated earlier by the board of directors or the shareholders.  Proceeds of the sale of shares subject to options under the plan are to be added to our general funds and used for its general corporate purposes.

On September 21, 2001, our shareholders approved the 2000 Incentive Stock Option Plan, and increased the shares authorized for the plan from 1,500,000 to 6,000,000.

In February of 2005, options for 1,700,000 shares under the plan, at an option price of $0.30, were granted to our vice-president of production and senior engineer; our vice-president of advertising/promotion; our vice-president of investor relations; our director of training; our corporate secretary; our senior engineer; our senior graphics designer; our videographer; and our graphic artist.

Compensation of Directors

No director receives or has received any compensation from us for serving on the board of directors.

Principal Shareholders

The following table sets forth certain information known to VirTra Systems about the beneficial ownership of our common stock as of December 31 2006, by

•

all persons known to us to beneficially own five percent (5%) or more of either class of our common stock,

•

each director,

•

the executive officers named in the Executive Compensation section of our most recent Form 10K,

•

one additional most highly paid executive officer having annual compensation in excess of $100,000; but, who was not serving as director as of the fiscal year ended December 31, 2005.

Beneficial Owner	Status	Shares	(1)	Percent
L. Kelly Jones	Former CEO and Director	6,953,452		7.0%
440 North Center
Arlington, Texas 76011			(2)

Bob Ferris	President and Director	6,048,414		6.2%
1941 South Brighton Circle
Mesa, Arizona 85208			(3)

L. Andrew Wells	Former Director	3,524,205		3.6%
1011 Compass Cove Circle
Spring, Texas 77379

Perry V. Dalby**	CEO and Director	307,334		*

Kimberly Biggs
440 North Center
Arlington, Texas 76011	Former Board Secretary	42,460		*

David Rogers**	Former Chief Financial Officer	-		*

Michael Kitchen**	Former Executive Vice-president and Director	200,000	(4)	*

Thomas J. Cloud**	Director	-		*
Totals		17,075,865		16.9%

* Less than 1%

**Except as indicated, the address of each of these shareholders is that of the Company.

(1)

The percentage of shares beneficially owned is based on 96,732,599 shares of common stock outstanding as of December 31 2006. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after December 31 2006 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Includes 3,953,452 shares and options to purchase 3,000,000 shares that are currently exercisable or will become exercisable within 60 days of December 31 2006.

(3)

Includes 5,048,414 shares and options to purchase 1,000,000 shares that are currently exercisable or will become exercisable within 60 days of December 31 2006.

(4)

Consists of options to purchase 200,000 shares that are currently exercisable or will become exercisable within 60 days of December 31 2006

Certain Transactions

Mr. Jones, our previous chief executive officer, is also president of Jones & Cannon, a Texas professional corporation, which has provided legal services to us and which rented our executive offices to us. That firm claims that we currently owe them more than $416,856 for legal services rendered.  Jones & Cannon had also been providing the limited amount of executive office space we required, and some clerical and other services required for our operations. The space and services were provided without charge until June 5, 2000, under an oral agreement with Mr. Jones. Jones & Cannon claims that after June 5, 2000 we were to pay them rent of $1,500 per month, and that we currently owe them $80,250 in past due rent. See “Legal Proceedings” below.

Mr. Ferris, our president, is the owner of Ferris Holdings, L.L.C., which was the landlord on the lease for our engineering, technical, and production facilities in Phoenix, Arizona. On September 15, 2006, we sold the land and building for $1,210,430.

Legal Proceedings

On February 6, 2004, suit was filed against us in County Court at Law No. 4 of Harris County, Texas, in cause number 810288, styled Barbara Nedry v. VirTra Systems, Inc., seeking payment of the principal sum of $6,000, plus accrued interest, in equipment leases allegedly entered into by Ms. Nedry with the former Ferris Productions, Inc. in 2001.  We have contested the allegations.  The case remains  in the pre-trial discovery phase.

On August 28, 2006, Jones & Cannon, P.C., of Arlington, Texas, filed a lawsuit, in the 352nd Judicial District Court of Tarrant County, for fees and other charges that Jones & Cannon alleges are owed to it, in the amount of $508,326.55. This suit is for fees and charges Jones & Cannon claims to have accrued during the time that Kelly Jones, its lead partner, served as CEO of Virtra Systems, Inc. The current management and board of directors disagree with the merits of this case and intend to contest these matters vigorously. The matter is in the pre-trial discovery phase.

Description of Securities

Our articles of incorporation authorize us to issue 500 million shares of common stock, of a par value of $.005 per share, and 2,000,000 shares of preferred stock, par value $0.005 per share.  As of  December 31 2006, 96,732,599 shares of common stock were issued and outstanding, and no preferred stock had been issued.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders.  Holders of common stock have no cumulative voting rights.  Holders of shares of common stock are entitled to share ratably in any dividends that may be declared, from time to time by the board of directors in its discretion, from funds legally available for dividends.  If we are liquidated, dissolved or wound up, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion rights or redemption or sinking fund provisions for the common stock.

Our common stock is covered by the Securities and Exchange Commission's penny stock rules.  These rules include a rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses.  For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale.  The rule may affect the ability of broker-dealers to sell our securities and may also affect the availability ability of purchasers of our stock to sell their shares in the secondary market.  It may also cause fewer brokers to be willing to make a market in our common stock and it may affect the level of news coverage we receive.

Preferred Stock

We are authorized to issue 2,000,000 shares of preferred stock with such voting rights, designations, preferences, limitations, and relative rights as the board of directors may determine.  Although we have no current plans to issue any shares of preferred stock, the issuance of preferred stock or of rights to purchase preferred stock could be used to discourage an unsolicited acquisition proposal.  In addition, the possible issuance of preferred stock could discourage a proxy contest, make more difficult the acquisition of a substantial block of our common stock, or limit the price investors might be willing to pay in the future for shares of our common stock.

We believe the preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs that might arise.  Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special shareholders' meeting.  The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by shareholders, unless action by shareholders is required by applicable law or the rules of any stock exchange on which our securities may be listed.

Warrants

There are outstanding warrants in favor of Dutchess to purchase 1,250,000 shares of our common stock. The warrants for 500,000 shares have a strike price of $0.19 per share, warrants for 750,000 shares have a strike price of $0.33 per share. The warrants for 750,000 shares were issued to the debenture holders on February 25, 2005, and they expire on February 25, 2008.  The warrants for 500,000 shares were issued to the debenture holder on August 1, 2005, and they expire on August 1, 2008.

We also have outstanding 496,703 warrants, issued to Swartz Private Equity L. P. in connection with an earlier equity line having terms as follows:

•

245,000 shares at $0.625 per share expiring April 14, 2005;

•

245,000 shares at $1.00 per share expiring April 14, 2005;

•

3,933 shares at $0.418 expiring October 26, 2005;

•

1,694 shares at $0.15 expiring January 2, 2006; and

•

1,076 shares at $0.275 expiring March 8, 2006.

Those warrants provide for downward adjustment in the exercise price based on the market prices for our stock during a period prior to exercise. Swartz attempted to exercise 496,703 warrants on October 23, 2003, at a time when the adjusted exercise price would allegedly have been $0.05 per share.  We are contesting those warrants, and have refused to issue the shares.  We drew down only $17,751 during an entire lifetime of that line of credit.  We believe the number of warrants, coupled with the low exercise price, was so disproportionate to the benefit received under the line of credit as to constitute a failure of consideration. We are currently in a dialogue with Swartz in which we are seeking an amicable resolution of the dispute that would result in issuance of a substantially smaller number of shares.

We also have outstanding to Market Byte, LLC warrants to purchase 500,000 shares of our common stock, with 125,000 warrants each having strike prices of $0.24, $0.30, $0.35, and $0.40, respectively.  These warrants expire on August 8, 2010.

Convertible Debentures

On February 25, 2005 we issued to Dutchess $500,000 worth of convertible debentures, and we issued another $250,000 worth of convertible debentures to Dutchess on April 6, 2005. The February tranche has been repaid.  These debentures:

•

are subordinate as to any amounts we may borrow from banks or similar financial institutions,

•

pay an eight percent cumulative interest, payable monthly, in cash or in common stock of the company at the debenture holder’s option,

•

are convertible by the holder into shares of common stock of the company at any time,

•

convert automatically three years after issuance,

•

are convertible at the lesser of (a) $0.33, (b) 80 % of lowest closing bid price as reported by Bloomberg  during the 15 full trading days prior to the date of conversion; and

•

require the registration of the shares of common stock into which the debentures may be converted.  The registration statement accompanying this prospectus will register such shares upon effectiveness.

On August 1, 2005 we issued to Dutchess $500,000 worth of convertible debentures, of which $367,606 in principal remains outstanding. These debentures:

•

are subordinate as to any amounts we may borrow from banks or similar financial institutions,

•

pay an eight percent cumulative interest, payable monthly, in cash or in common stock of the company at the debenture holder’s option,

•

are convertible by the holder into shares of common stock of the company at any time,

•

convert automatically three years after issuance,

•

are convertible at the lesser of (a) $0.19, (b) 80% of lowest closing bid price as reported by Bloomberg, during the 15 full trading days prior to the date of conversion,

•

require the registration of the shares of common stock into which the debentures may be converted.  The registration statement accompanying this prospectus will register such shares upon effectiveness.

Up to 18,500,000 shares of common stock covered by this prospectus are registered to possibly underlie the $367,606 worth of convertible debentures plus accrued interest and penalties.  Because of the uncertainty of the future market price of our common stock, it is possible that:

•

fewer than 18,500,000 shares would be issuable should the convertible debentures be converted; and

•

more than 18,500,000 shares would be issuable should the lowest closing bid price of our common stock be less than $0.04 per share during the 15 trading days prior to conversion of the convertible debentures.

Should fewer than 18,500,000 shares be required, we will deregister the unneeded shares.  Should more than 18,500,000 be required, we will file a new registration statement and amend this prospectus to add the additional needed shares of common stock.

Anti-takeover Provisions

Under our articles of incorporation, a change in our bylaws requires the affirmative vote of not less than a majority of our "Continuing Directors."  A Continuing Director is a member of the board who is not and who was a member of the board of directors immediately before the time the 10% or more holder became the beneficial owner of 10% or more of that voting stock.  The articles of incorporation also require that shareholder votes be taken only at a meeting, and prohibit action by written consent.

In addition, we may not effect a "Business Combination" in which an affiliate or associate of a holder of 10% or more of our voting stock has an interest without the vote of at least 80% of our voting stock (voting as a single class), including the vote of not less than 50% of the outstanding shares of voting stock not beneficially owned by the 10% holder or its affiliates or associates.  The additional voting requirements described in this paragraph does not apply if the board of directors by a vote of not less than a majority of the continuing directors then holding office expressly approves in advance the acquisition of shares that resulted in the 10% holder's becoming such, or approves the business combination before the related person became a related person.  Those requirements also do not apply if, among other things,

•

that the cash or fair market value of property received by holders in the Business Combination is not less than the highest price per share paid by the related person in acquiring any of its shares, and the related person does not receive the benefit of any loans, advances, guarantees or other financial assistance or tax advantages provided by us except proportionately as a shareholder, and

•

the transaction be covered by a fairness opinion of a reputable investment banking firm if deemed advisable by a majority of the Continuing Directors.

The term "Business Combination" includes, among other things:

•

a merger, consolidation, or share exchange involving us or a subsidiary,

•

a sale, mortgage, or other disposition of a substantial part of the our assets,

•

issuance of additional securities, a reclassification which would increase the voting power of a related person, or our liquidation or dissolution.

These provisions might discourage an unsolicited acquisition proposal that could be favorable to shareholders.  They could also discourage a proxy contest, make more difficult the acquisition of a substantial block of our common stock, or limit the price investors might be willing to pay in the future for shares of our common stock.

We are also subject to Article 13 of the Texas Business Corporation Act.  That article prohibits us from engaging in a business combination with an affiliated shareholder, generally defined as a person holding 20% or more our outstanding voting stock, during the three-year period immediately following the affiliated shareholder's share acquisition date, unless the business combination or acquisition by the affiliated shareholder was approved by:

•

our board of directors before the affiliated shareholder's share acquisition date, or

•

two-thirds of the holders of our outstanding voting shares not beneficially owned by the affiliated shareholder at a meeting of shareholders and not by written consent, called for that purpose not less than six months after the affiliated shareholder's share acquisition date.

Transfer Agent.

Continental Stock Transfer, Inc. of New York, New York, is our transfer agent.

 Legal Matters

 The legality of the securities offered hereby has been passed upon by Pryor Cashman Sherman & Flynn LLP, New York, New York.

Experts

Our balance sheet as of December 31, 2005, and the statements of our operations, shareholders' equity, and cash flows for the years ended December 31, 2005 and 2004, have been included in this prospectus in reliance on the report, which includes an explanatory paragraph on our ability to continue as a going concern, of Ham, Langston, & Brezina, certified public accountants, given on the authority of that firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov.  You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act covering the sale of the securities offered under this prospectus.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement.  Certain items of the registration statement are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance where reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, statements about the document are qualified in all respects by that reference and the exhibits and schedules to the exhibits.  For further information regarding VirTra Systems and the securities offered under this prospectus, we refer you to the registration statement and those exhibits and schedules, which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

Financial Statements

Report of I ndependent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

VirTra Systems, Inc.

We have audited the accompanying balance sheet of VirTra Systems, Inc. (the “Company”) as of December 31, 2005, and the related statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2005 and 2004.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VirTra Systems, Inc. as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and at December 31, 2005 is in a negative working capital position and a stockholders’ deficit position.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the financial statements, in 2004 the Company changed its method of accounting for variable interest entities.

/s/ Ham Langston & Brezina, L.L.P.

Houston, Texas

April 17, 2006

VIRTRA SYSTEMS, INC.

BALANCE SHEET

September 30, 2006 (unaudited) and December 31, 2005 (audited)

__________

	September 30,	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$ 20,650	$ 764
Accounts receivable	184,539	184,904
Costs and estimated earnings in excess of billings on uncompleted contracts	192,829	0
Total current assets	398,018	185,668
Property and equipment, net	121,706	951,630
Capitalized development cost, net	81,765	130,815
Other assets, net	49,926	0
Total assets	$651,415	$1,268,113

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Notes payable	$ 4,716	$1,095,899
Obligations under product financing arrangements	437,213	494,372
Convertible debentures, net of discounts of $312,228 and $299,170	99,249	474,876
Accounts payable	925,249	1,232,779
Accrued liabilities	1,983,222	1,327,702
Advances held on deposit	4,650	183,650
Billings in excess of costs and estimated earnings on uncompleted contracts	-	84,650
Payable to related party	82,252	35,495
Total current liabilities	3,536,551	4,929,423

Redeemable common stock, 406,458 shares at $.005 par value	1,859	1,859

Total liabilities	3,538,410	4,931,282
Commitments and contingencies
Stockholders’ deficit:
Common stock, $.005 par value, 100,000,000 shares authorized, 90,597,461 and 65,983,600 shares issued and outstanding	452,987	329,918
Additional paid-in capital	10,693,024	9,755,785
Accumulated deficit	(14,163,005)	(13,748,872)
Total stockholders’ deficit	(2,886,994)	(3,663,169)
Total liabilities and stockholders’ deficit	$651,416	$1,268,113

See accompanying notes to financial statements.

VIRTRA SYSTEMS, INC.

STATEMENT OF OPERATIONS

for the nine months ended September 30, 2006 and 2005 (unaudited) and for the years ended December 31, 2005 and 2004 (audited)

__________

	Nine Months Ended September 30,		Years Ended December 31,
	2006	2005	2005	2004

Revenue:
Custom applications:
Training/simulation	$ 809,187	457,883	$ 714,435	$ 986,816
Advertising/promotion	448,043	167,969	167,969	296,864
Warranty and other revenue	(1,403)	74,851	94,954	44,500

Total revenue	1,255,827	700,703	977,358	1,328,180

Cost of sales and services	461,681	446,159	663,376	860,065

Gross margin	794,146	254,544	313,982	468,115

Gain on legal settlement	-	-	230,000	-
General and administrative expenses	1,430,549	1,332,612	(2,137,469)	(2,820,650)

Loss from operations	(636,443)	(1,078,068)	(1,593,487)	(2,352,535)

Other income (expenses):
Interest income	72	57	66	16
Interest expense and finance charges	(510,258)	(571,496)	(939,813)	(957,912)
Gain on sale of fixed assets	519,073	18,000
Forgiveness of debt	212,782	-	516,220	4,922,500
Other income	600	516,220	21,958	500

Total other income (expenses)	222,269	(37,219)	(401,569)	3,965,104

Net income (loss) before effect of accounting change	$ (414,133)	$ (1,115,287)	(1,995,056)	1,612,569
Cumulative effect of accounting change	-	-	-	(46,478)
Net income (loss)	$ (414,133)	$ (1,115,287)	$ (1,995,056)	$ 1,566,091

Weighted average shares outstanding - basic	88,237,504	61,326,894	62,221,809	51,675,342

Weighted average shares outstanding - diluted	88,237,504	61,326,894	62,221,809	52,450,576

Basic net income (loss) per share:
Net income (loss) per share before accounting change	$ (0.00)	$ (0.02)	$ (0.03)	$ 0.03
Cumulative effect of accounting change	-	-	-	(0.00)
Net income (loss) per share	$ (0.00)	$ (0.02)	$ (0.03)	$ 0.03

See accompanying notes to financial statements.

VIRTRA SYSTEMS, INC.

STATEMENT OF CASH FLOWS

for the nine months ended September 30, 2006 and 2005 (unaudited) and for the years ended December 31, 2005 and 2004 (audited)

__________

	Nine Months Ended		Years ended December 31
	September 30,
	2006	2005	2005	2004
Cash flows from operating activities:
Net income (loss)	($414,133)	($1,115,287)	($1,995,056)	$1,566,091
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	103,817	122,110	163,231	100,465
Accrued cost of product financing arrangements and amortization of debt issuance costs	76,607	-	-	656,019
Cummulative effect of accounting change	-	-	-	46,478
Forgiveness of debt income	(212,782)	(516,220)	(516,220)	(4,922,500)
Gain on sale of assets	(519,073)	(18,000)	(18,000)	(500)
Bad Debt Expense	31,805	-	175,926	148,821
Stock issued and options issued as compensation for services	30,216	155,001	155,720	633,900
Gain on settlement of litigation	-	-	(230,000)	-
Stock warrants issued as financing costs	-	139,225		-
Effect of beneficial conversion feature	(13,058)	150,000	406,348	-
Changes in operating assets and liabilities:
Accounts receivable and other	(32,316)	(96,850)	(175,474)	80,423
Billings in excess of costs and estimated earnings	(277,479)	(176,356)	(39,446)	24,770
Accounts payable	(482,530)	(17,058)	224,190	219,360
Accrued liabilities and other	1,053,235	59,718	373,722	568,590
Product finance obligations	(57,160)	27,641	55,974	-

Net cash used in operating activities	(712,851)	(1,286,076)	($1,419,085)	(878,083)

Cash flows from investing activities:
Proceeds from sale of assets	106,689	18,000	18,000	500
Capital expenditures	(11,906)	(5,845)	(14,536)	(83,754)
Increase in capitalized development costs	-	-	-	(196,223)
Common stock redeemed	-	-	(173)	(339)

Net cash provided by (used in) investing activities	94,783	12,155	3,291	(279,816)

Cash flows from financing activities:
Proceeds from issuance of notes payable and other advances	108,298	20,640	405,640	277,500
Proceeds from common stock sold	599,784	76,142	76,143	1,238,421
Payments on notes payable and other advances	(70,128)	(214,915)	(475,791)	(278,326)
Proceeds from convertible debentures	-	(1,250,000)	1,250,000
Increase (decrease) in product finance obligations	-	-	-	-

Net cash provided by financing activities	637,954	1,131,867	1,255,992	1,237,595

Net increase (decrease) in cash and cash equivalents	19,886	(142,054)	(159,802)	79,696
Cash and cash equivalents at beginning of period	764	160,566	160,566	80,870

Cash and cash equivalents at end of period	$80,008	$18,512	$764	$160,566

Supplemental idclosure of cash flow information
Cash paid for interest expense	$ -	$ -	$90,743	$36,407

Cash paid for income taxes	$ -	$ -	$ -	$ -

Non-cash investing and financing activities:
Interest paid	$ -	$25,561	$ -	$ -

Income taxes paid	$ -	$ -	$ -	$ -

Common stock issued upon conversion of debentures	$182,604	$-	$475,954	$ -
Effect of beneficial conversion feature and debt sicount on convertible debentures	$ -	$ -	$705,518	$ -
Common stock issued as settlement of accounts payable				$48,526
Addition to note payable for late payment penalty	$ -	$ -	$ -	$6,938
Common stock issue in exchange for notes payable, obligations under product financing arrangements and accrued interest payable	$ -	$ -	$159,782	$2,174,336
Cancellation of redeemable common stock	$ -	$ -	$ -	$ 83

See accompanying notes to financial statements.

VIRTRA SYSTEMS, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

for the nine months ended September 30, 2006

__________

			Common	Additional Paid-In
	Common Stock		Stock		Accumulated
	Shares	Amount	Committed	Capital	Deficit	Total

Balance at December 31, 2005	65,983,600	$329,918	$ -	$9,755,785	($13,748,872)	($3,663,169)

Other common stock issued for cash	15,583,741	77,919		521,865		599,784
Common stock issued upon conversion of debentures	8,425,800	42,129		388,179		430,308

Common Stock Issued for Services	604,320	3,022		27,194		30,216
Common stock committed for issuance			130,000	-	-	130,000

Net loss	-	-	-	-	$ (414,133)	$ (414,133)

Balance at September 30, 2006	90,597,461	$ 452,987	$ 130,000	$ 10,693,024	($14,163,005)	($2,886,994)

See accompanying notes to financial statements.

VIRTRA SYSTEMS, INC.

NOTES TO FINANCIAL STATEMENTS

__________

1.

Background and Summary of Significant Accounting Policies

Background

GameCom, Inc. (“GameCom”), a Texas corporation, was founded in 1996.  Effective September 21, 2001 GameCom merged with Ferris Productions, Inc. (“Ferris”) (together “the Company”) and the Company changed its name to VirTra Systems, Inc. (“VirTra”).  The Company is headquartered in Arlington, Texas, with a production facility located in Phoenix, Arizona.  The Company develops, manufactures and operates technically advanced personal computer and non-personal computer based products including virtual reality (“VR”) products for the training/simulation and advertising/promotion markets.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and related disclosures.  Actual results could differ from those estimates.

Revenue Recognition

Revenue from custom application contracts are recognized on a percentage-of-completion basis, measured by the percentage of costs incurred to date to total estimated costs for each contract.  Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs.  General and administrative costs are charged to expense as incurred.

Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.  Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income and are recognized in the period in which the revisions are determined.  An amount equal to contract costs attributable to claims is included in revenue when realization is probable and the amount can be reliably estimated.

Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized in excess of amounts billed.  Billings in excess of costs and estimated earnings on uncompleted contracts represent amounts billed in excess of revenue recognized.

Concentrations of Credit Risk

Financial instruments which subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable.

The Company maintains its cash in well known banks selected based upon management’s assessment of the banks’ financial stability.  Balances periodically exceed the $100,000 federal depository insurance limit; however, the Company has not experienced any losses on deposits.

Accounts receivable generally arise from sales of equipment and services to various companies throughout the world.  Collateral is generally not required for credit granted.  During the years ended December 31, 2005 and 2004 the Company had  three customers representing 36% and 85% of its custom application revenue, respectively.  Included in accounts receivable at December 31, 2005 is $58,404 or 32% due from one of these three customers.

Cash Equivalents

For purposes of reporting cash flows, the Company considers all short-term investments with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are recorded at cost.  Depreciation is provided on the straight-line method over the estimated useful lives of the assets, which range from three to seven years.  Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized.  Expenditures for normal repairs and maintenance are charged to expense as incurred.  The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

Capitalized Development Costs

Capitalized development costs  consist of direct costs incurred in developing proprietary technology exclusively used in its products and costs incurred in obtaining a patent on such technology.  The intangible assets are being amortized on a straight-line basis over a five-year period.  As of December 31, 2005, accumulated amortization of these intangible assets is $65,408.  During the years ended December 31, 2005 and 2004, the Company recorded amortization expense of $65,408 and $0, respectively.  During the year ended December 31, 2005 the Company did not capitalize any additional development costs.

Debt Issuance Costs

Debt issuance costs are deferred and recognized, using the interest method, over the term of the related debt.

Shipping and Delivery Costs

The cost of shipping and delivery is charged directly to cost of sales and service at the time of shipment.

Income Taxes

The Company uses the liability method of accounting for income taxes.  Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end.  The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

Income (Loss) Per Share

Basic income (loss) per share is computed on the basis of the weighted average number of shares of common stock outstanding during each period.  Diluted income (loss) per share is calculated by adjusting the outstanding shares by common equivalent shares from common stock options and warrants.

Stock-Based Compensation

The Company accounts for its stock compensation arrangements under the provisions of Accounting Principles Board (“APB”) No. 25 “Accounting for Stock Issued to Employees”.  The Company provides disclosure in accordance with the disclosure-only provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123 “Accounting for Stock-Based Compensation”. Under APB 25, because the exercise price of the Company’s employee stock options is greater than or equals the market price of the underlying stock on the date of grant, no compensation expense has been recognized.

Proforma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement.  The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model, with the following weighted average assumptions for 2004:  risk free interest rate of 4%; no dividend yield; weighted average volatility factor of the expected market price of the Company’s common stock of 71%; and a weighted average expected life of the options and warrants of 1 to 5 years.  For purposes of proforma disclosures, the estimated fair value of the options is included in expense at the date of issuance, as required by Statement 123.  There were no stock options or warrants granted to employees during 2005. The Company’s proforma information is as follows:

	2005	2004

Net income (loss) before accounting change as reported	$(1,995,056)	$1,612,569

Net income (loss) before accounting change–proforma	$(1,995,056)	$ 837,769

Basic income (loss) per share-as reported	$ (0.03)	$ 0.03

Basic income (loss) per share-proforma	$ (0.03)	$ 0.02

Diluted income (loss) per share-as reported	$ (0.03)	$ 0.03

Diluted income (loss) per share-proforma	$ (0.03)	$ 0.02

The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable.  In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.  Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Impairment of Long-Lived Assets

In the event that facts and circumstances indicate that the carrying value of a long-lived asset, including associated intangibles, may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset or the asset’s estimated fair value to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow is required.

Fair Value of Financial Instruments

The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value.  When the book value approximates fair value, no additional disclosure is made.

Reclassification

Certain amounts reported in the prior period financial statements have been reclassified to the current period presentation.

Recently Issued Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”.  In December 2003, the FASB issued a revision to FIN 46 (FIN 46R).  FIN 46R clarifies the application of ARB No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders.  FIN 46R requires the consolidation of these entities, known as variable interest entities, by the primary beneficiary of the entity.  The primary beneficiary is the entity, if any, that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both.  Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions.  FIN 46R deferred the effective date of the Interpretation for public companies that are small business issuers to the end of the first reporting period ending after December 15, 2004, except that all public companies must, at a minimum, apply the unmodified provisions of the Interpretation to entities that were previously considered “special-purpose entities” in practice and under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. FIN 46R requires entities to either (a) record the effects prospectively with a cumulative effect adjustment as of the date on which FIN 46R is first applied, or (b) restate previously issued financial statements for the years with a cumulative effect adjustment as of the beginning of the first year being restated.  The Company did not have any special purpose entities but does have an entity that qualifies as a variable interest entity under FIN 46R (See Note 3).

In December 2004, FASB issued SFAS No. 123R, “Share Based Payments”.  The statement requires public companies to measure the cost of employee services in exchange for an award of equity instruments to be based on the grant-date fair value of the award as determined by using an option-pricing model.  This statement eliminates the alternative to use APB No. 25’s intrinsic value method of accounting that was provided in Statement No. 123 as originally issued.  The statement also clarifies and expands Statement No. 123’s guidance in several areas, including measuring fair value, classifying an award as equity or as a liability, and attributing compensation cost to reporting periods.  For entities that file as a small business issuer, the effective date of this statement is the beginning of the first interim or annual reporting period that begins after December 15, 2005.  The Company adopted SFAS No. 123R effective January 1, 2006, using the modified prospective method.  This method applies the fair value based method to new awards and to awards modified, repurchased or cancelled after the required effective date.  Also, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the service is rendered on or after the required effective date.  Any options issued subsequent to January 1, 2006 will be accounted for under SFAS No. 123R.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”.  The new Statement amends ARB No. 43, Chapter 4, “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material.  This Statement requires that those items be recognized as current period charges and requires that allocation of fixed production overhead to the cost of conversion be based on the normal capacity of the production facilities.  This Statement is effective for fiscal years beginning after June 15, 2005.  The adoption of this statement on January 1, 2006, did not have a material impact on the Company’s financial condition or results of operations.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”.  SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005.  The adoption of this statement on January 1, 2006, did not have a material impact on the Company’s financial condition or results of operations.

In May 2005, the FASB issued SFAS no. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3”.  In addition to replacing  APB Opinion No. 20 and FASB Statement No. 3, it changes the requirements for the accounting for and reporting a change in accounting principle.  This Statement applies to all voluntary changes in accounting principle.  It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.  This Statement is effective for fiscal years beginning after December 15, 2005.  The adoption of this statement on January 1, 2006 did not have a material impact on the Company’s financial position or results of operations.

2.

Going Concern Considerations

During the years ended December 31, 2005 and 2004, the Company has defaulted on its notes payable and obligations under product financing arrangements, has continued to accumulate payables to its vendors and has experienced negative financial results as follows:

	2005	2004

Net income (loss)	$(1,995,056)	$1,566,091

Negative cash flows from operations	$(1,419,085)	$(878,083)

Negative working capital	$(4,743,755)	$(4,470,338)

Accumulated deficit	$(13,748,872)	$(11,753,816)

Stockholders’ deficit	$(3,663,169)	$(3,241,230)

Management has developed specific current and long-term plans to address its viability as a going concern as follows:

The Company’s anticipated entry into the training/simulation market was advanced by the aftermath of September 11, 2001.  The Company is currently in advanced discussions with representatives of  various government authorities regarding use of the Company’s technology in detecting and mitigating the risk of similar problems in the future.

The Company is also attempting to raise funds through debt and/or equity offerings.  If successful, these additional funds would be used to pay down debt and for working capital purposes.

In the long-term, the Company believes that cash flows from continued growth in its operations will provide the resources for continued operations.

There can be no assurance that the Company’s debt reduction plans will be successful or that the Company will have the ability to implement its business plan and ultimately attain profitability.  The Company’s long-term viability as a going concern is dependent upon three key factors, as follows:

The Company’s ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the continuation of its business operations in the near term.

The ability of the Company to control costs and expand revenues from existing or new businesses.

The ability of the Company to ultimately achieve adequate profitability and cash flows from operations to sustain its operations.

3.

Accounting Change

On December 31, 2004, the Company adopted FASB Interpretation No. 46R (FIN 46R), “Consolidation of Variable Interest Entities (Revised)”.  This accounting change added assets and liabilities to the balance sheet as of that date resulting from the consolidation of Ferris Holdings, L.L.C., which was previously not included in the financial statements.  Ferris Holdings, L.L.C. is an entity 100% owned by an officer/director of the Company.  This entity’s only asset is the land and building in Phoenix, Arizona that is currently leased by the Company.  Since the Company also guarantees performance on the entities’ debt related to this property, the Company has an implicit variable interest in this entity.  This accounting change resulted in $827,263 of additional property and equipment, net of accumulated depreciation, a $67,885 reduction in note receivable from a related party, and $805,856 of additional notes payable, but did not require an adjustment to earnings and is not expected to affect future earnings or cash flows.  The accounting change did result in a loss of $(46,478), which is reported as a “Cumulative effect of accounting change” in the accompanying statement of operations.

4.

Accounts Receivable

Accounts receivable consist primarily of amounts due from certain companies for the purchase of equipment and services.  An allowance for doubtful accounts is provided, when appropriate, based on past experience and other factors which, in management’s judgment, deserve current recognition in estimating probable bad debts.  Such factors include circumstances with respect to specific accounts receivable, growth and composition of accounts receivable, the relationship of the allowance for doubtful accounts to accounts receivable and current economic conditions.  As of December 31, 2005 all accounts receivable are considered collectible and the allowance for doubtful accounts is $0.

5.

Custom Application Contracts

Costs, estimated earnings and billings on uncompleted custom application contracts at December 31, 2005 are summarized below.

Costs incurred on uncompleted contracts	$ 69,269
Estimated earnings	114,939
184,208

Billings to date	(268,858)

$ (84,650)

These amounts are included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings on uncompleted contracts	$ -

Billings in excess of costs and estimated earnings on uncompleted contracts	$ 84,650

6.

Property and Equipment

Property and equipment consisted of the following at December 31, 2005:

Land	$ 140,000
Building	774,705
Computer equipment	330,222
Office furniture and equipment	196,413

1,441,340

Less: accumulated depreciation	(489,710)

Property and equipment, net	$ 951,630

Depreciation expense for the years ended December 31, 2005 and 2004 was $97,823 and $82,332, respectively.

7.

Notes Payable

Notes payable consist of the following at December 31, 2005:

Note payable to a bank, bearing interest at 7.75% per year and due in monthly payments of $8,520 including interest, through May 31, 2006, at which time the monthly payment amount will increase as agreed upon with the bank at that time. This note is collateralized by land and a building.	$773,933

Notes payable to a bank, bearing interest at 7.5% per year and due in monthly payments of $9,750, including interest, through May 31, 2006, at which time the monthly payment amount will increase as agreed upon with the bank at that time. These notes are collateralized by certain equipment, licensing rights and by the personal guarantees of officers/stockholders of the Company.	255,466

Notes payable to third party entities and individuals, who did not elect to exchange the debt for common stock (See Note 9), bearing interest at a stated rate of 10% payable semi-  annually with principal due three years after issuance  of the note, which ranged from October 2001 to March  2002.  These notes are not collateralized.  In connection with the funding of these notes, the former Ferris issued a  total of 412,500 shares of its common stock as equity  attachments to the note holders and to pay debt issuance costs.  Accordingly, the actual weighted average  interest rate on these notes, including the effect of  the issuance of common stock and the payment of debt  issuance costs, was approximately 16%.  No interest or  principal has been paid on these notes during the year  ended December 31, 2005.

66,500

Total notes payable	$1,095,899

Certain notes payable to banks contain various financial and non-financial covenants, which require the Company, among other things, to maintain certain levels of stockholders’ equity and to comply with certain financial ratios.  The Company was in violation of these covenants as of December 31, 2005 and the banks could demand full payment of all principal and interest.

8.

Obligations Under Product Financing Arrangements

In financing the production of its arcade equipment, the Company had entered into agreements whereby an entity or individual advanced funds to the Company to produce specific arcade equipment.  Under this arrangement, the Company had agreed to make monthly payments for a specified amount for three years, with an automatic renewal for an additional three years unless cancelled in writing, from the origination date as specified in the agreement.  In addition, the entity or individual advancing the funds had the right to exercise a buy-out whereby the Company has 180 days to repay the obligation upon exercise of the buy-out.  Interest is payable monthly at an annual rate of approximately 16%.

In connection with these financing arrangements, the Company had incurred debt issuance costs of approximately 21% of the total obligation.  These costs were amortized over a three year period using the interest method resulting in an effective annual interest rate of approximately 29% on these obligations.

As of December 31, 2005, the Company was in default on its remaining obligations under the product financing arrangements (See Note 9) totaling $494,372, which included accrued interest.  The Company has not made any interest payments on these obligations since September 2001 and has received notices from various individuals and entities demanding buyouts of these obligations.

9.

Debt Exchange Agreement

During 2004, the Company presented an exchange offer to the holders of certain of its notes payable and obligations under product financing arrangements whereby the debt holders were allowed to convert the principal and accrued interest related to its debt to common stock of the Company under one of three options.  Under Option A, the debt holder could receive common stock equal to 0.6 shares per dollar of principal amount he or she was owed, and was not required to lock up any of the shares he or she receives in the exchange.  Under Option B, each debt holder could receive common stock equal to 0.9 shares per dollar of principal amount he or she was owed, but could not sell any of the shares for a period of six months, after which the shares could be sold in six equal monthly installments.  Under Option C, each debt holder could receive common stock equal to 1.2 shares per dollar of principal amount he or she was owed, but could not sell any of the shares for a period of one year, after which the shares could be sold in six equal monthly installments. During the years ended December 31, 2005 and 2004, the Company issued 393,400 and 5,303,258 shares of its common stock in exchange for the following: (i) $0 and $183,500 in principal and $0 and $49,069 of accrued interest, respectively on its notes payable (ii) $0 and $615,531 in principal and $0 and $155,475 of accrued interest, respectively on its notes payable to stockholders and (iii) $159,782 and $5,792,176 of principal and interest, respectively, outstanding on its obligations under product financing arrangements.  As a result of this debt exchange, the Company recorded $221,720 and $4,621,415 of forgiveness of debt income in the statement of operations for the years ended December 31, 2005 and 2004, respectively.

10.

Forgiveness of Debt

In addition to the forgiveness of debt income resulting from the Debt Exchange Agreement (See Note 9), the Company also wrote off various notes payable and certain other notes payable to stockholders that were settled through a lawsuit settlement.  Included in forgiveness of debt income in the statement of operations for the year ended December 31, 2005 and 2004 is $294,500 and $301,085, respectively, related to these settlements.

11.

Accrued Liabilities

Included in accrued liabilities as of December 31, 2005 is as follows:

Accrued payroll tax, including penalties and interest	$ 810,188
Accrued property tax	55,133
Accrued interest payable	322,279
Deferred revenue	97,095
Accrued commissions payable	33,258
Other	9,749

$1,327,702

12.         Convertible Debentures

During February 2005 and August 2005 the Company issued $750,000 and $500,000, respectively, in convertible debentures.  The debentures bear interest at 8% per year payable in cash or registered common stock at the Company’s option.  The debentures mature in February and August 2008 and are convertible, at the option of the holder, to shares of the company’s common stock at a conversion price per share equal to the lower of (i) 80% of the lowest closing bid price for the common stock for the fifteen days prior to the conversion date; or (ii) 125% of the volume weighted average price on the closing date.

In addition the Company issued to the holders of the convertible debentures warrants to purchase 750,000 and 500,000 shares of the Company’s common stock (See Note 15).  In accordance with generally accepted accounting principles, the Company allocates the proceeds received from debt or convertible debt with detachable warrants or shares of common stock using the relative fair value of the individual elements at the time of issuance. Using the Black-Scholes valuation model, the Company has determined the aggregate value of the 750,000 warrants to be $117,427 (approximately $0.16 per warrant) and the value of the 500,000 warrants to be $48,655 (approximately $0.10 per warrant). The amount allocated to the warrants as debt discount has been recognized as additional interest expense over the period from the date of issuance of the note to the earlier of the conversion date or the stated maturity date. During the year ended December 31, 2005, the Company recognized $94,253 in interest expense related to the accretion of the debt discount recorded on these convertible debentures. As of December 31, 2005, the remaining balance of the debt discount was $71,829.

In accordance with generally accepted accounting principles, in the event the conversion price on debentures is less than the Company’s stock price on the date of issuance, the difference is considered to be a beneficial conversion feature and is amortized as interest expense over the period from the date of issuance to the earlier of the conversion date or the stated maturity date. The Company has calculated the aggregate beneficial conversion feature of these convertible debentures to be $398,677 on the $750,000 debentures and $140,760 on the $500,000 debentures. During the year ended December 31, 2005, the Company recognized $312,095 in interest expense related to the amortization of the beneficial conversion feature recorded on these convertible debentures.  As of December 31, 2005 the remaining balance of the beneficial conversion feature was $227,341.

13.

Income Taxes

The Company has incurred losses since its inception and, therefore, has not been subject to federal income taxes.  As of December 31, 2005, the Company had net operating loss (“NOL”) carryforwards for income tax purposes of approximately $11,375,000 which expire in various tax years through 2025.  Under the provisions of Section 382 of the Internal Revenue Code the ownership change in the Company that resulted from the merger of the Company could severely limit the Company’s ability to utilize its NOL carryforward to reduce future taxable income and related tax liabilities.  Additionally, because United States tax laws limit the time during which NOL carryforwards may be applied against future taxable income, the Company may be unable to take full advantage of its NOL for federal income tax purposes should the Company generate taxable income.

The composition of deferred tax assets and liabilities and the related tax effects at December 31, 2005 are as follows:

Deferred tax assets:
Net operating losses	$3,868,243
Intangible assets	18,493
Valuation allowance	(3,863,327)

Total deferred tax assets	23,409

Deferred tax liabilities:

Property and equipment	(23,409)

Total deferred tax liability	(23,409)

Net deferred tax asset (liability)	$ -

The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss for the years ended December 31, 2005 and 2004 is as follows:

	2005		2004
	Amount	%	Amount	%

Provision (benefit) for income tax at federal
statutory rate	$(678,319)	(34.0)	$ 548,273	34.0
Increase (decrease) in valuation allowance	562,758	28.2	(860,556)	(53.4)
Non-deductible interest and financing costs	138,158	6.9		-
Non-deductible compensation expense	52,945	2.6	215,526	13.4
Non-deductible lawsuit (gain) loss	(78,200)	(3.9)	95,200	5.9
Other	2,658	0.2	1,557	0.1

	$ -	0.0	$ -	0.0

14.

Redeemable Common Stock

In 1997 the Company entered into an agreement to redeem 1,505,399 shares of common stock from certain stockholders at par value of $.005 per share with the consideration for such redemption to be paid pro-rata to such stockholders by March 31, 1998.  During 2000 the Company and stockholders released 727,108 shares of common stock from the redemption requirement and 287,531 shares were redeemed.  During 2004 the Company released an additional 16,559 shares of common stock from the redemption requirement and 67,743 shares of common stock were redeemed. During 2005, the Company redeemed 34,624 shares of common stock. As of December 31, 2005, 371,834 shares remain to be redeemed at the option of the Company.

15.

Stock Options and Warrants

The Company periodically issues incentive stock options to key employees, officers, directors and outside consultants to provide additional incentives to promote the success of the Company’s business and to enhance the ability to attract and retain the services of qualified persons.

In September 2001 the Company’s stockholders amended the 2000 Incentive Stock Option Plan (the “Plan”).  The stockholders have authorized 6,000,000 shares for the Plan and options granted under the Plan may be either incentive stock options or non-statutory stock options subject to certain restrictions as specified in the Plan.  During the years ended December 31, 2005 and 2004, no options have been granted to employees under this Plan.  As of December 31, 2005, options to purchase 100,000 shares of common stock are outstanding under the Plan.

Effective September 1, 2003, the Company granted stock options to purchase 1,000,000 shares of common stock at $0.10 per share to an employee.  Options to purchase 200,000 shares are considered vested and exercisable upon the employee generating $600,000 of revenue for the Company during the first year of employment.  Options to purchase 300,000 shares are considered vested and exercisable upon the employee generating $1,200,000 of revenue for the Company during the second year of employment.  Options to purchase 500,000 shares are considered vested and exercisable upon the employee generating $1,500,000 of revenue for the Company during the third year of employment.  These options expire at the end of each respective year if the revenue amounts are not achieved. As of December 31, 2004 options to purchase 200,000 shares of common stock became vested and exercisable resulting in compensation expense of $4,000.  As of December 31, 2005 options to purchase 300,000 shares of common stock expired as the revenue target was not met.  These options expire five years from the date they become vested.

Effective November 1, 2004, the Company granted options to purchase 4,000,000 shares of common stock to its CEO.  These options become vested and exercisable as follows:  (i) 2,000,000 shares at an exercise price of $0.31 per share upon 85% conversion of debt to equity related to the Debt Exchange Agreement (See Note 9); (ii) 1,000,000 shares at an exercise price of $0.31 per share upon the Company’s first profitable quarter; and (iii) 1,000,000 shares at an exercise price of $0.005 per share upon the Company achieving positive stockholders’ equity. As of December 31, 2004, options to purchase 3,000,000 shares of common stock at an exercise price of $0.31 per share, which approximated fair value at the grant date, became vested and exercisable.  During the year ended December 31, 2005 no additional options became vested and exercisable.  These options expire on October 31, 2009.

Effective November 1, 2004, the Company granted options to purchase 1,000,000 shares of common stock to its President with an exercise price of $0.31 per share, which approximated fair market value at the grant date.  These options became vested and exercisable upon the Company’s first profitable quarter.  As of December 31, 2004, these options were fully vested and exercisable and expire on October 31, 2009.

A summary of the Company’s stock option activity and related information for the years ended December 31, 2005 and 2004 follows:

	Number of Shares Under Options	Weighted-Average Exercise Price

Outstanding – December 31, 2003	4,173,000	$0.12

Granted	5,000,000	$0.25
Exercised	-	-
Forfeited/cancelled	(3,073,000)	$0.005

Outstanding – December 31, 2004	6,100,000	$0.22

Granted	-	-
Exercised	-	-
Forfeited/cancelled	(300,000)	$0.10

Outstanding – December 31, 2005	5,800,000	$0.23

Exercisable – December 31, 2005	4,300,000	$0.30

Following is a summary of outstanding stock options at December 31, 2005:

Number of Shares	Vested	Expiration Date	Weighted Average Exercise Price

100,000	100,000	2012	$0.21
700,000	200,000	2009	$0.10
1,000,000	-	2009	$0.005
4,000,000	4,000,000	2009	$0.31

5,800,000	4,300,000

In July 2002, the Company entered into an agreement for up to a maximum $5,000,000 sale of its common stock to Dutchess Private Equities Fund, LP (“Dutchess”).  Under this investment agreement the Company has the right to issue a “put notice” to Dutchess to purchase the Company’s common stock.  Put notices cannot be issued more frequently than every seven days.  The required purchase price is equal to 92% of the average of the four lowest closing bid prices of the common stock during the five-day period immediately following the issuance of the put notice.  Each individual put notice is subject to a maximum amount equal to 175% of the daily average volume of the common stock for the 40 trading days before the issuance of the put notice multiplied by the average of the closing bid prices of the common stock for the three trading days immediately preceding the put notice date.  Regardless of the amount stated in a put notice, the maximum amount that Dutchess is required to purchase is the lesser of the amount stated in the put notice or an amount equal to 20% of the aggregate trading volume of the common stock during the five days immediately following the date of the put notice times 92% of the average of the four lowest closing bid prices of the common stock during this five-day period.  During the year ended December 31, 2005 and 2004 the Company received $76,142 and $1,238,421, respectively of net proceeds from the issuance of 246,352 and 4,294,707 shares, respectively,  of its common stock related to this agreement.

In February 2005, the Company entered into a new investment agreement with Dutchess for up to a maximum $6,000,000 sale of its common stock.  Under this investment agreement the Company has the right to issue a “put notice” to Dutchess to purchase the Company’s common stock.  Put notices cannot be issued more frequently than every seven days.  The required purchase price is equal to 92% of the average of the four lowest closing bid prices of the common stock during the five-day period immediately following the issuance of the put notice.  Each individual put notice is subject to a maximum amount equal to 175% of the daily average volume of the common stock for the 40 trading days before the issuance of the put notice multiplied by the average of the closing bid prices of the common stock for the three trading days immediately preceding the put notice date.  Regardless of the amount stated in a put notice, the maximum amount that Dutchess is required to purchase is the lesser of the amount stated in the put notice or an amount equal to 20% of the aggregate trading volume of the common stock during the five days immediately following the date of the put notice times 92% of the average of the four lowest closing bid prices of the common stock during this five-day period.  During the year ended December 31, 2005, no shares of common stock were issued under this agreement.

A summary of the Company’s stock warrant activity and related information is as follows:

	Number of Shares	Weighted Average Exercise Price

Outstanding at December 31, 2003	996,703	$0.38

Granted	-	-
Exercised	-	-
Forfeited	-	-

Outstanding at December 31, 2004	996,703	$0.38

Granted	1,750,000	$0.29
Exercised	-	-
Forfeited	-	-

Outstanding at December 31, 2005	2,746,703	$0.29

In connection with the issuance of Convertible Debentures in 2005 (see note 12) the Company issued stock warrants to purchase 500,000 shares of the Company’s common stock at $0.33, 250,000 shares of the Company’s common stock at the lowest market price five days prior to funding and 500,000 shares of the Company’s common stock at $0.19 per share.  These warrants are exercisable over a 5 year period.

During August of 2005, the Company issued stock warrants to a consultant to purchase 500,000 shares of the Company’s common stock at prices ranging from $0.25 to $0.40 per share.  These warrants vest upon grant and are exercisable over a three-year period.  Using the Black-Scholes Option Pricing Model with the following assumptions:  (i) volatility of 71%, and (ii) interest rate of 3.5%, the value of the warrants were estimated to be $40,251 which was recorded as selling, general and administrative expense in the statement of operations for the year ended December 31, 2005.

16.

Net Income (Loss) Per Share

Basic earnings per share is calculated using the weighted average shares of common stock outstanding during the periods.  Diluted earnings per share is calculated using the weighted average number of common and potentially dilutive common shares outstanding during the period, using the as-if converted method for convertible preferred stock, convertible secured debentures and convertible secured promissory notes, and the treasury stock method for options and warrants.

For the year ended December 31, 2004, potentially dilutive securities, which consist of warrants to purchase 500,000 shares of common stock at an exercise price of $0.71 per share were not included in the computation of diluted net income per share because such inclusion would be antidilutive. For the year ended December 31, 2005, all of the outstanding stock options and warrants were not included in the computation of diluted net income (loss) per share since such inclusion would be antidilutive.

The following table sets for the computation of basic and diluted net income (loss) per share for the years ended December 31, 2005 and 2004:

	2005	2004

Numerator:
Net income (loss) before accounting change	$(1,995,056)	$1,612,569

Denominator:
Denominator for basic calculation weighted average shares	62,221,809	51,675,342
Dilutive common stock equivalents:
Stock options	-	341,246
Stock warrants	-	433,988

Denominator for diluted calculation weighted average shares	62,221,809	52,450,576

Net income (loss) per share:
Basic net income (loss) per share	$ (0.03)	$ 0.03

Diluted net income (loss) per share	$ (0.03)	$ 0.03

17.

Commitments and Contingencies

Lease Obligations

The Company rents office space in Arlington, Texas on a month-to-month basis at $1,500 per month from an officer and stockholder of the Company.  No payments were made during the years ended December 31, 2005 and 2004.  Included in accounts payable at December 31, 2005 is $75,750 owed to the officer and stockholder for this rent.  Included in the statement of operations for the years ended December 31, 2005 and 2004 is rent expense of $18,000 each year related to this lease.

Employment Contract

Effective September 1, 2003, the Company entered into a contract with an employee whereby the employee is to receive a base salary and a four percent cash commission on all sales originated by the employee.  In addition, the employee is entitled to receive options to purchase 1,000,000 shares of the Company’s common stock with an exercise price of $0.10 per share, if certain sales targets are achieved for each of the next three years.  If the sales targets are not achieved, the stock options will not be exercisable.  As of December 31, 2004 the sales target in the first year was achieved, therefore, options to purchase 200,000 shares of common stock became exercisable.  During December 31, 2005 the sales target in the second year was not achieved, therefore, options to purchase 300,000 shares of common stock were cancelled (See Note 15).

Litigation

On May 8, 2003, the Company filed a declaratory judgment lawsuit in the 348th state district court of Tarrant County, Texas against Legg Mason Wood Walker Incorporated and the Depository & Clearing Corporation.  In this suit, the Company refers to the district court’s prior ruling that the Company’s cancellation of shares of the common stock formerly in the name of William E. K. Hathaway II c/o Olympic Holdings, L.L.C. was proper, and in this suit the Company seeks a further judicial determination that Hathaway’s subsequent endorsement of his certificate to these companies was ineffective, as the certificate was no longer genuine and could not be registered, and, further due to other alleged irregularities, resulting in the Company having no liability to these companies.  The Company subsequently dismissed Depository & Clearing Corporation from the lawsuit without prejudice.  On July 2, 2003, Legg Mason counterclaimed against the Company for $277,855, representing the costs Legg Mason endured when required to purchase 700,000 shares of the Company’s stock on the open market to cover its short position resulting from the Company’s transfer agent’s confiscation of the certificate originally issued to Mr. Hathaway.  On March 16, 2005, the court granted Legg Mason’s motion for summary judgment, and entered judgment in favor of Legg Mason against the Company for $277,855. As of December 31, 2004 the Company had recorded $280,000 in accrued liabilities related to this case. During 2005 this lawsuit was settled for a $50,000 cash payment and the Company recorded a gain on settlement related of this case of $230,000.

The Company is also involved in litigation related to its delinquent repayment of certain of its obligations under product financing arrangements, notes payable to stockholder and accounts payable to vendors.  Management believes that such litigation will not have a material impact on the Company’s financial position, results of operations or cash flows as the amounts owed to these individuals and entities have been accrued in the accompanying balance sheet.

The Company is currently a party to certain other litigation arising in the normal course of business.  Management believes that such litigation will not have a material impact on the Company’s financial position, results of operations or cash flows.

18.

Related Party Transactions

During November 2004, the Company issued 1,000,000 shares of common stock to its CEO and 1,000,000 shares of common stock to a member of its board of directors for services provided to the Company during 2004.  Based on the fair market value of the common stock at the date of issuance, the Company recorded $620,000 of compensation expense in its statement of operations for the year ended December 31, 2004.

Included in accounts payable in the December 31, 2005 balance sheet is $403,898 and $75,750 payable to a firm which is owned by an officer/stockholder of the Company for legal services and office rent, respectively (See Note 17).

19.

Subsequent Events

On January 10, 2006 the Company entered into an agreement to merge with a newly-formed entity, Virtra Merger Corporation, which in anticipation of the merger, is to acquire Altatron International, Inc., Chrysalis Manufacturing Corporation and Dynalist Manufacturing.

The Companies are currently in the due diligence phase, however, there can be no assurance that the acquisition will be consummated.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.	PROSPECTUS 34,083,741 Shares of Common Stock

TABLE OF CONTENTS

Prospectus Summary

2

Risk Factors

4

Selling Shareholders

10

Use of Proceeds

11

Capitalization

11

Plan of Distribution

11

Price Range of Common Stock

12

Dividend Policy

14

Management's Discussion and Analysis of Financial Condition and Results of Operations

14

Business

17

Management

25

Certain Transactions

30

Legal Proceedings

30

Description of Securities

30

Legal Matters

33

Experts

33

Where You Can Find More Information

34

Financial Statements

35

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers

The articles of incorporation generally limit the personal liability of directors for monetary damages for any act or omission in their capacities as directors to the fullest extent permitted by law.  In addition, our bylaws provide that the Company shall indemnify and advance or reimburse reasonable expenses incurred by, directors, officers, employees, or agents of the Company, to the fullest extent that a Company may grant indemnification to a director under the Texas Business Corporations Act, and may indemnify such persons to such further extent as permitted by law.

ITEM 25. Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

SEC filing fee	$ 148
Legal fees	5,000
Accounting fees	5,000
Miscellaneous	5,000
Total	$15,148

ITEM 26. Recent Sales of Unregistered Securities

The following is a list of our securities that have been sold or issued by us during the past three years.

On December, 2004, we accepted promissory notes and financing equipment leases tendered under the terms of an exchange offer, obligating us to issue 5,303,258 shares of our common stock in exchange for cancellation of $799,031 in principal and $204,544 of interest on our outstanding promissory notes, and $3,852,000 in principal and $1,940,176 of interest on our outstanding financing equipment leases issued in 1997 through 2001.  These shares were issued in reliance upon Section 3(a)(9) of the Act as an exchange with existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

In January of 2005, we issued 100,000 restricted shares of our common stock to Major General Perry V. Dalby, in connection with consulting services rendered.  Management believes that the fair market value of the shares was approximately $20,000.  These shares were issued in reliance upon section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

Between September, 2003 and January, 2005, we issued an aggregate of 13,926,195 shares to Dutchess, estimated by management to be worth approximately $2,598,119, under the terms of our previous equity line of credit dated July 11, 2002, and upon conversion of debentures issued in connection with that equity line.  These shares were issued in reliance on Section 4(2) under the Act as a transaction by the issuer not involving a public offering.  Their sale by Dutchess was registered on the SB-2 registration statement filed on August 12, 2002.

In February of 2005, we issued 75,000 restricted shares of our common stock, with piggy-back rights, to Gary Cella in connection with management services to be provided.  Management believes that the fair market value of the shares is approximately $12,375.  These shares were issued in reliance upon the private offering exemption contained in section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

In April of 2005, we issued 89,286 restricted shares of our common stock to Major General Perry V. Dalby in connection with consulting services provided.  We believe that the fair market value of the shares is approximately $25,000.  These shares were issued in reliance upon the private offering exemption contained in section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

On March 17, 2006, we issued 604,320 shares of our common stock to Adam Bernard, III as a fee for consulting services. The shares were issued in reliance upon the private offering exemption contained in Section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

During the period from March 15, 2006 through November 28, 2006, we sold an aggregate of 16,583,741 shares to 19 accredited investors. The shares were issued in reliance upon the private offering exemption contained in Section 4(2) of the Act and the accredited investor exemption contained in section 4(6) of the Act.

ITEM 27. Exhibits

EXHIBIT

DESCRIPTION

NO

 (3.1)

Articles of Incorporation of GameCom, Inc., a Texas corporation, incorporated by reference from Exhibit 3.6 to Amendment No. 1 to the registrant's Registration Statement on Form 10SB

(3.2)

Articles of Amendment to Articles of Incorporation of GameCom, Inc. dated April 30, 2002 effecting change in corporate name, incorporated by reference from Exhibit 3.6 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002

(3.3)

Articles of Amendment to Articles of Incorporation of VirTra Systems, Inc. dated June 25, 2002 increasing authorized shares, incorporated by reference from Exhibit 3.7 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002.

(3.4)

Articles of Amendment to Articles of Incorporation of VirTra Systems, Inc. dated November 28, 2006 increasing authorized shares.

(3.5)

Bylaws of GameCom, Inc., incorporated by reference from Exhibit 3.7 to Amendment No. 1 to the registrant's Registration Statement on Form 10SB

(4.1)

Form of Warrant issued to Dutchess as commitment warrant, incorporated by reference from Exhibit 4.4 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002

(4.2)

Form of Warrant issued to Dutchess as purchase warrant, incorporated by reference from Exhibit 4.5 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002

(4.3)

Form of Warrant issued to Dutchess and other debenture holders on July 11, 2002 incorporated by reference from Exhibit 4.6 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002.

(4.4)

Form of Convertible Debenture issued to Dutchess, incorporated by reference from Exhibit 10.3 to Report on Form 8-K filed March 2, 2005

(4.5)

Form of Warrant issued to Dutchess, incorporated by reference from Exhibit 10.4 to Report on Form 8-K filed March 2, 2005

 (5.1)

Legal opinion of Pryor Cashman Sherman & Flynn LLP

(10.1)

2000 Incentive Stock Option Plan, incorporated by reference from Exhibit 4.3 to Amendment No. 1 to the registrant's Registration Statement on Form 10SB

(10.3)

Debenture Subscription Agreement dated February 25, 2005 with Dutchess, incorporated by reference from Exhibit 10.2 to Report on Form 8-K filed March 2, 2005

(10.4)

Employment Agreement dated June 20, 2006 with Perry V. Dalby.

(23.1)

Consent of Pryor Cashman Sherman & Flynn LLP (contained in Exhibit 5)

(23.2)

Consent of Ham, Langston & Brezina, LLP*

(24.1)

Powers of Attorney (included on the signature page to the registration statement)

(99.1)

Sample form of equipment lease for equipment used in amusement and theme parks, incorporated by reference from Exhibit 99.1 to the registrant’s Registration Statement on Form SB-2 filed on August 13, 2002.

(99.2)

Lease for Arizona facility.

*

To be filed by amendment

ITEM 28. Undertakings.

 (a)

The undersigned registrant hereby undertakes that it will:

(1)

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any additional or changed material information on the plan of distribution;

(2)

For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)

The undersigned registrant hereby undertakes that it will:

(1)

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to be signed on its behalf by the undersigned in the City of Arlington, Texas on  January 22, 2007.

VirTra Systems, Inc.

By:

/s/ Perry V. Dalby

Perry V. Dalby, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Perry V. Dalby, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorney-in-fact and agent or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
/s/ Perry V. Dalby Perry V. Dalby,	Chief Executive Officer, Chairman of the Board of Directors, Chief Financial Officer and Chief Accounting Officer	January 22, 2007
/s/ Bob Ferris Bob Ferris	President and Director	January 22, 2007
/s/ H. Frank Stanley H. Frank Stanley	Director	January 22, 2007
Thomas J. Cloud	Director	January 22, 2007